Exhibit (a)(1)(A)

September 14, 2020

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Aimmune Therapeutics, Inc.

at

$34.50 Net Per Share In Cash

by

SPN MergerSub, Inc.

a wholly-owned subsidiary of

Société des Produits Nestlé S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 9, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

SPN MergerSub, Inc., a Delaware corporation (“Purchaser” or “we”) and a wholly-owned subsidiary of Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Nestlé”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aimmune Therapeutics, Inc., a Delaware corporation (“Aimmune”), owned by the stockholders of Aimmune other than Nestlé and its affiliates (the “Unaffiliated Stockholders” or “you”), at a price of $34.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2020 (the “Merger Agreement”), by and among Nestlé, Purchaser and Aimmune, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into Aimmune in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation and a wholly-owned subsidiary of Nestlé (the “Merger”).

The board of directors of Aimmune (the “Aimmune Board”) (by unanimous vote of its disinterested members) has (a) declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Aimmune and the Unaffiliated Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and conditions set forth in the Merger Agreement, (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time (as defined in this Offer to Purchase).

The Offer is conditioned upon (i) there being enough Shares validly tendered and not validly withdrawn prior to the expiration of the Offer which, when added, without duplication, to the Shares owned by Nestlé and its wholly owned subsidiaries, would represent at least a majority of the Fully Diluted Shares (as defined in this Offer to Purchase) as of the expiration of the Offer; (ii) the waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have either expired or terminated; (iii) there being no temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer; (iv) the approvals required under any competition, merger control, antitrust, foreign investment or similar law in Germany being obtained at or prior to the expiration of the Offer; (v) the accuracy of the representations and warranties of Aimmune contained in the Merger Agreement, subject to certain materiality and other qualifications; (vi) Aimmune’s performance or compliance in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (vii) the absence of a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “Special Factors—Section 6. Summary of the Merger Agreement—Representations and Warranties”) since the date of the Merger Agreement; and (viii) other customary conditions as described in “The Tender Offer—Section 11. Conditions of the Offer.” Neither the consummation of the Offer nor the Merger is subject to any financing condition. A summary of the principal terms of the Offer appears on pages 1 through 7. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

Call Toll Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, the depositary for the Offer (the “Depositary”), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or (ii) tender your Shares by (A) a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or (B) book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares,” in each case prior to the Expiration Date (as defined in this Offer to Purchase), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and sole risk of the tendering stockholder.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., (the “Information Agent”) for the Offer at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

We are not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or is prohibited by any administrative or judicial action pursuant thereto. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Aimmune has filed the Schedule 14D-9 and Schedule 13E-3 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO, Schedule 14D-9 and Schedule 13E-3, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Aimmune—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Nestlé or Purchaser not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Nestlé, Purchaser, Aimmune, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Nestlé, Purchaser, Aimmune or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

1

i

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase, the related Letter of Transmittal and other related materials and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase, the related Letter of Transmittal and other related materials in their entirety to fully understand the Offer (as defined in this Offer to Purchase), the Merger (as defined in this Offer to Purchase) and the other transactions contemplated by the Merger Agreement (as defined in this Offer to Purchase). References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined in this Offer to Purchase). Except as otherwise set forth herein, the information concerning Aimmune (as defined in this Offer to Purchase) contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC (as defined in this Offer to Purchase), or other public sources. Nestlé (as defined in this Offer to Purchase) and Purchaser have not independently verified the accuracy and completeness of such information.

Principal Terms

•

SPN MergerSub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Nestlé”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aimmune Therapeutics, Inc., a Delaware corporation (“Aimmune”), owned by the stockholders of Aimmune other than Nestlé or its affiliates (the “Unaffiliated Stockholders”), at a price of $34.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

•

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2020 (the “Merger Agreement”), by and among Nestlé, Purchaser and Aimmune, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into Aimmune in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Nestlé (the “Merger”).

•

The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If we consummate the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, we will acquire the remainder of the Shares in the Merger, other than any Dissenting Shares (as defined in this Offer to Purchase), Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune, for an amount in cash, without interest and subject to any required withholding of taxes, equal to the Offer Price (the “Merger Consideration”), pursuant to Section 251(h) of the DGCL.

•

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the effective time of the Merger (the “Effective Time”) and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. We refer to Shares held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have complied with all the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares as “Dissenting Shares.” See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

•

No offer is being made for any Shares that are owned by Nestlé or its affiliates. As of the date of this Offer to Purchase, Nestlé and its affiliates owned 12,737,305 Shares (consisting of 12,727,113 Shares held by Nestlé and 10,192 Shares held by Greg Behar, and excluding options to purchase 75,942 Shares held by Greg Behar and Shares underlying the 525,634 shares of Series A Convertible Preferred

Stock, par value $0.0001 per share, owned by Nestlé, none of which will be converted prior to the consummation of the Offer). If the Merger occurs, the Shares owned by Nestlé or Purchaser immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist.

•

If the Merger occurs, then Shares that are held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist.

•

The Offer is being made only for Shares and not for options to purchase Shares (“Aimmune Options”) or restricted stock units of Aimmune (“Aimmune RSUs”) or performance stock units of Aimmune (“Aimmune PSUs”). If a holder of Aimmune Options wishes to tender Shares subject to such Aimmune Options, he or she must first exercise the Aimmune Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Aimmune RSUs and Aimmune PSUs may not be tendered unless such Aimmune RSUs or Aimmune PSUs vest and settle into Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer.

•

Pursuant to the Merger Agreement, as of the Effective Time, (i) each Aimmune Option that is outstanding and unexercised immediately prior to the Effective Time will vest in full and will terminate and will be converted into the right to receive a cash payment, less any required withholding of taxes, equal to the product of (a) the number of Shares that were subject to such Aimmune Option immediately prior to the Effective Time and (b) the excess, if any, of the Offer Price over the per share exercise price of such Aimmune Option; provided, however, that if the exercise price is greater than or equal to the Offer Price, such Aimmune Option shall be terminated and cancelled for no payment as provided under Aimmune’s 2015 Equity Incentive Award Plan and 2013 Stock Plan, as applicable (the “Aimmune Equity Plans”); (ii) each Aimmune RSU that is outstanding immediately prior to the Effective Time will vest in full (which, for each Aimmune performance share unit, shall assume that all performance vesting conditions have been met) and will terminate and will be converted into the right to receive a cash payment, less any required withholding of taxes, equal to (a) the Offer Price multiplied by (b) the number of Shares subject to such Aimmune RSU; and (iii) all Aimmune Equity Plans shall be terminated.

•

Pursuant to the Merger Agreement, the Aimmune Board shall take such action as may be necessary under Aimmune’s 2015 Employee Stock Purchase Plan (the “ESPP”) to (i) terminate all offering periods under the ESPP as of no later than the earlier of (a) the date that is seven (7) days prior to the Effective Time and (b) October 13, 2020 (the “Final Exercise Date”), (ii) provide that no further offering periods shall commence under the ESPP on or following the Final Exercise Date, and (iii) terminate the ESPP as of the Effective Time, subject to the closing of the Merger. On the Final Exercise Date, each outstanding right under the ESPP will be exercised for the purchase of Shares in accordance with the terms of the ESPP, at the Effective Time, and any outstanding Shares obtained through the exercise of such outstanding right (other than Dissenting Shares) shall automatically be converted into the right to receive the Offer Price in cash, without interest and subject to any required withholding of taxes.

•

The Offer will initially be scheduled to expire at 12:00 midnight, Eastern time, on October 9, 2020, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the Offer.

•

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” and not validly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights” (the time of such acceptance, the “Acceptance Time”).

•

Nestlé estimates that the total amount of funds necessary to acquire Aimmune pursuant to the Offer and the Merger and to fund payments in respect of outstanding Aimmune Options and Aimmune RSUs will be approximately $2.0 billion, excluding related fees and expenses. Neither the consummation of the Offer nor the Merger is subject to any financing condition. Nestlé and Purchaser intend to finance the acquisition of Shares in the Offer and Merger with cash on hand. See “The Tender Offer—Section 10. Source and Amount of Funds.”

Aimmune Board Recommendation

•

The board of directors of Aimmune (the “Aimmune Board”) (by unanimous vote of its disinterested members) has (a) declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Aimmune and the Unaffiliated Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and conditions set forth in the Merger Agreement, (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time. See “Special Factors—Section 3. The Recommendation by the Board of Directors of Aimmune.” A more complete description of the Aimmune Board’s approval of the Offer and the Merger is set forth in the Aimmune Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC and furnished to stockholders of Aimmune in connection with this Offer.

Conditions

•	Our obligation to accept or purchase any Shares is subject to the satisfaction or waiver of the following conditions (the “Offer Conditions”):

•

there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which, when added, without duplication, to the Shares owned by Nestlé and its wholly owned subsidiaries, would represent at least a majority of the Fully Diluted Shares (as defined in this Offer to Purchase) as of the expiration of the Offer (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “Minimum Tender Condition”);

•

the expiration or termination of the waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “HSR Condition”);

•

there shall not be any temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “Restraint Condition”);

•

the approvals required under any competition, merger control, antitrust, foreign investment or similar law in Germany shall have been obtained at or prior to the expiration of the Offer (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “German Regulatory Condition”);

•	the accuracy of the representations and warranties made by Aimmune in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in “The Tender Offer—Section 11. Conditions of the Offer” (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “Representations Condition”);

•

Aimmune shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “Covenant Condition”);

•

since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “Special Factors—Section 6. Summary of the Merger Agreement—Representations and Warranties”) (as further defined in “The Tender Offer—Section 11. Conditions of the Offer,” the “MAE Condition”);

•

Aimmune shall have delivered to Nestlé a certificate executed on behalf of Aimmune by the chief executive officer or the chief financial officer of Aimmune certifying that the Representations Condition, Covenant Condition and MAE Condition have been satisfied; and

•	the Merger Agreement shall not have been terminated in accordance with its terms.

•

We have the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, without Aimmune’s prior written consent, we are not permitted to (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, the HSR Condition, the Restraint Condition or German Regulatory Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner that is or would reasonably be expected to be adverse to the Unaffiliated Stockholders, or (vi) terminate, accelerate, limit or extend the expiration date of the Offer in any manner other than in accordance with Section 1.01(d) of the Merger Agreement.

•

Neither the Offer nor the Merger is subject to any financing condition. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than any Shares owned by Nestlé or its affiliates) solely for cash, (ii) the Offer and the Merger are not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Dissenting Shares, Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune) for the same cash price in the Merger, subject to any required withholding of taxes.

Procedures for Tendering Shares

If you wish to accept the Offer and:

•

you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, the depository for the Offer (the “Depositary”). These materials must reach the Depositary before the Offer expires. You will not be obligated to pay brokerage fees or commissions if you are record holder or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. Detailed instructions are contained in the Letter of Transmittal and in “The Tender Offer—Section 3. Procedures for Tendering Shares”; or

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether it charges any brokerage fees or commissions.

Withdrawal Rights

•

You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may be withdrawn at any time after November 12, 2020 (which is the 60th day from the date of the commencement of the Offer) unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 4. Withdrawal Rights.”

•

To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for withdrawing Shares and, accordingly, beneficial owners wishing to withdraw their Shares should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to withdraw its Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

•

Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 4. Withdrawal Rights.”

Extension of the Offer

•

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not validly withdrawn.

•

We are required to extend the Offer if any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by the Merger Agreement and applicable law), for a period of ten business days (or a shorter period as agreed to by the parties to the Merger Agreement). Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by the Merger Agreement and applicable law), we are required to extend the Offer on one or more occasions, in consecutive increments of ten business days (or a shorter period as agreed to by the parties to the Merger Agreement); provided, however, that we are not required to so extend the Offer (i) if any Offer Condition is not capable of being satisfied on or before December 31, 2020 or, in the event that the HSR Condition, the Restraint Condition (solely in respect of any antitrust law) or the German Regulatory Condition have not been satisfied as of that date, January 31, 2021 (the “Outside Date”)) or (ii) to a date subsequent to the earlier of (A) the valid termination of the Merger Agreement or (B) the Outside Date (the earlier of which, the “Extension Deadline”). Notwithstanding the foregoing, if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Tender Condition and any Offer conditions that are by their nature to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable law) and the Minimum Tender Condition has not been satisfied, we are not required to extend the Offer for more than two additional consecutive increments of ten business days (or such shorter periods as agreed to by the parties to the Merger Agreement); provided, however, that in no event shall we be required to extend the Offer beyond the Extension Deadline.

•

We are required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the Nasdaq Global Select Market (“Nasdaq”) or their respective staff applicable to the Offer.

•	We are not permitted to extend the Offer beyond the Extension Deadline without the prior consent of Aimmune.

•

During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Dividends and Distributions

•

Under the terms of the Merger Agreement, Aimmune is not permitted to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock (including the Shares) or set any record date therefor, without the prior written consent of Nestlé, other than dividends by a direct or indirect wholly owned subsidiary of Aimmune to its parent. See “The Tender Offer—Section 12. Dividends and Distributions.”

Recent Aimmune Trading Prices; Subsequent Trading

•	On August 28, 2020, the trading day before the execution of the Merger Agreement, the closing price of the Shares reported on Nasdaq was $12.60 per Share.

•

The Offer Price of $34.50 per Share represents a premium of approximately 174% to the closing price of the Shares reported on Nasdaq on August 28, 2020, the last trading day prior to execution of the Merger Agreement.

•	On September 11, 2020, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on Nasdaq was $34.20 per Share.

•

Immediately following the consummation of the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Nestlé. Nasdaq requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, Nestlé intends to cause the Surviving Corporation to delist the Shares from Nasdaq.

•	We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See “The Tender Offer—Section 6. Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment

•

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger” for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Further Information

•

For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at (800) 322-2885, or (212) 929-5500 for banks and brokers. See the back cover page of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of Aimmune Therapeutics, Inc.:

INTRODUCTION

SPN MergerSub, Inc., a Delaware corporation (“Purchaser” or “we”) and a wholly-owned subsidiary of Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Nestlé”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aimmune Therapeutics, Inc., a Delaware corporation (“Aimmune”), owned by the stockholders of Aimmune other than Nestlé or its affiliates (the “Unaffiliated Stockholders” or “you” or “your”) at a price of $34.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2020 (the “Merger Agreement”), by and among Nestlé, Purchaser and Aimmune, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into Aimmune in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Nestlé (the “Merger”).

If your Shares are registered in your name and you tender directly to the Depositary (as defined in this Offer to Purchase), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, you may be subject to a required federal income tax backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.” Nestlé or Purchaser will pay all charges and expenses of Equiniti Trust Company (the “Depositary”) and MacKenzie Partners, Inc. (the “Information Agent”).

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any brokerage fees or commissions. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer and, accordingly, beneficial owners wishing to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Tender Condition (as defined in this Offer to Purchase); (ii) the waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have either expired or terminated; (iii) there being no temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer; (iv) the approvals required under any competition, merger control, antitrust, foreign investment or similar law in Germany being obtained at or prior to the expiration of the Offer; (v) the accuracy of the representations and warranties of Aimmune contained in the Merger Agreement, subject to certain materiality and other qualifications; (vi) Aimmune’s performance or compliance in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (vii) the absence of a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “Special Factors—Section 6. Summary of the Merger Agreement—Representations and Warranties”) since the date of the Merger Agreement; and (viii) other customary conditions as described in “The Tender Offer—Section 11. Conditions of the Offer.” Neither the consummation of the Offer nor the Merger is subject to any financing condition.

The Minimum Tender Condition requires that there have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which, when added, without duplication, to the Shares owned by Nestlé and its wholly owned subsidiaries, would represent at least a majority of the Fully Diluted Shares (as defined in this Offer to Purchase) as of the expiration of the Offer. See “The Tender Offer—Section 11. Conditions of the Offer.” As of the date of this Offer to Purchase, (i) the number of Fully Diluted Shares is 71,104,348 (based on information provided by Aimmune) and (ii) the number of Shares owned by Nestlé and its wholly owned subsidiaries is 12,737,305 (consisting of 12,727,113 Shares held by Nestlé and 10,192 Shares held by Greg Behar, and excluding options to purchase 75,942 Shares held by Greg Behar and Shares underlying the 525,634 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of Aimmune (the “Series A Convertible Preferred Stock”) owned by Nestlé). The Series A Convertible Preferred Stock will not be converted prior to the consummation of the Offer and will not be taken into account for purposes of determining whether the Minimum Tender Condition is satisfied. Accordingly, assuming no changes in the number of Fully Diluted Shares after the date of this Offer to Purchase, we anticipate that the Minimum Tender Condition (as defined in this Offer to Purchase) would be satisfied if 22,814,870 Shares are validly tendered and not validly withdrawn prior to the expiration of the Offer. See “The Tender Offer—Section 11. Conditions of the Offer.”

At the date and time at which the Merger becomes effective (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have complied with all the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares (“Dissenting Shares”), Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune) will, without any further action on the part of the holder of such Share, be converted into the right to receive a price per Share equal to the Offer Price, without interest and subject to any required withholding of taxes (the “Merger Consideration”), payable to the holder thereof upon (i) surrender of the certificate formerly representing, transfer of Direct Registration Book-Entry Share (as defined in this Offer to Purchase) or (ii) book-entry transfer of, such non-certificated Share evidenced in book-entry form immediately prior to the Effective Time. The Merger Agreement is more fully described in “Special Factors—Section 6. Summary of the Merger Agreement.” The principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger are described in “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.” We recommend that the Unaffiliated Stockholders consult their tax advisors regarding the tax consequences of the receipt of cash for Shares in connection with the Offer or the Merger.

The Offer is being made only for Shares and not for options to purchase Shares (“Aimmune Options”) or restricted stock units of Aimmune (“Aimmune RSUs”) or performance stock units of Aimmune (“Aimmune PSUs”). If a holder of Aimmune Options wishes to tender Shares subject to such Aimmune Options, he or she must first exercise the Aimmune Options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Aimmune RSUs and Aimmune PSUs may not be tendered unless such Aimmune RSUs or Aimmune PSUs vest and settle into Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer.

Pursuant to the Merger Agreement, as of the Effective Time, (i) each Aimmune Option that is outstanding and unexercised immediately prior to the Effective Time will vest in full, terminate and be converted into the right to receive a cash payment, less any required withholding, equal to the product of (a) the number of Shares that were subject to such Aimmune Option immediately prior to the Effective Time and (b) the excess, if any, of the Offer Price over the per share exercise price of such Aimmune Option; provided, however, that if the exercise price is equal to or greater than the Offer Price, the Aimmune Option will be terminated and cancelled for no payment as provided under Aimmune’s 2015 Equity Incentive Award Plan and 2013 Stock Plan, as applicable (the “Aimmune Equity Plans”); (ii) each Aimmune RSU that is outstanding immediately prior to the Effective Time will vest in full (which, for each Aimmune performance share unit (“Aimmune PSU”), will assume that all performance vesting conditions have been met) and will terminate and be converted into the right to receive a cash payment, less any required withholding, equal to (A) the Offer Price multiplied by (B) the number of Shares subject to such Aimmune RSU; and (iii) all Aimmune Equity Plans will be terminated.

Pursuant to the Merger Agreement, the Aimmune Board will take such action as may be necessary under Aimmune’s 2015 Employee Stock Purchase Plan (the “ESPP”) to (i) terminate all offering periods under the ESPP as of no later than the earlier of (a) the date that is seven (7) days prior to the Effective Time and (b) October 13, 2020 (the “Final Exercise Date”), (ii) provide that no further offering periods shall commence under the ESPP on or following the Final Exercise Date, and (iii) terminate the ESPP as of the Effective Time, subject to the closing of the Merger. On the Final Exercise Date, each outstanding right under the ESPP will be exercised for the purchase of Shares in accordance with the terms of the ESPP and any outstanding Shares obtained through the exercise of such outstanding right shall be treated as set forth in Section 3.01, 3.02 and 3.03 of the Merger Agreement.

The Offer is initially scheduled to expire at 12:00 midnight, Eastern time, on October 9, 2020, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the Offer.

The board of directors of Aimmune (the “Aimmune Board”) (by unanimous vote of its disinterested members) has (a) declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Aimmune and the Unaffiliated Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and conditions set forth in the Merger Agreement, (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time (as defined in this Offer to Purchase).

For the factors considered by the Aimmune Board, see Aimmune’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Aimmune stockholders concurrently herewith. See “Special Factors—Section 3. The Recommendation by the Board of Directors of Aimmune.”

If Purchaser consummates the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, the Merger will be effected pursuant to Section 251(h) of the DGCL and, following the consummation of the Merger, Aimmune will become a wholly-owned subsidiary of Nestlé.

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the Effective Time and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

No offer is being made for any Shares that are owned by Nestlé or its affiliates. As of the date of this Offer to Purchase, Nestlé and its affiliates owned 12,737,305 Shares (consisting of 12,727,113 Shares held by Nestlé

and 10,192 Shares held by Greg Behar, and excluding options to purchase 75,942 Shares held by Greg Behar and Shares underlying the 525,634 shares of Series A Convertible Preferred Stock owned by Nestlé (none of which will be converted prior to the consummation of the Offer). If the Merger occurs, the Shares owned by Nestlé or Purchaser immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist.

If the Merger occurs, then Shares that are held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune immediately prior to the Effective Time will not be acquired for the Offer Price and will be automatically cancelled and cease to exist.

Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for any and all Shares held by the Unaffiliated Stockholders validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” and not properly and validly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.”

Nestlé estimates that the total amount of funds necessary to acquire Aimmune pursuant to the Offer and the Merger and to fund payments in respect of outstanding Aimmune Options and Aimmune RSUs will be approximately $2.0 billion, excluding related fees and expenses. Neither the consummation of the Offer nor the Merger is subject to any financing condition. Nestlé intends to finance the acquisition of Shares in the Offer and Merger with cash on hand. See “The Tender Offer—Section 10. Source and Amount of Funds.”

This Offer to Purchase and the related Letter of Transmittal, the Schedule 14D-9 and the Schedule 13E-3, contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.

SPECIAL FACTORS

1.	Background

As used herein, the term “Nestlé S.A.” refers to Nestlé S.A., a société anonyme organized under the laws of Switzerland and the ultimate parent of Nestlé. The term “Nestlé Group” refers to Nestlé S.A. and its consolidated subsidiaries, including Nestlé. The term “NHSUS” refers to Nestlé Health Science US Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Nestlé. The term “Nestlé Health Science” refers to the entities within the Nestlé Group that comprise the Nestlé Health Science division of Nestlé S.A., including Nestlé and NHSUS.

Unless otherwise noted, the references to meetings of the Aimmune Board described below did not include Greg Behar, who is the Chief Executive Officer of Nestlé Health Science. The reason for Mr. Behar’s absence from these meetings was due to his position at Nestlé S.A. and its Nestlé Health Science division and Nestlé’s equity ownership interest in Aimmune. The directors of the Aimmune Board, other than Mr. Behar, are collectively referred to as the “Independent Directors”. Unless otherwise noted, references to Mr. Behar in this “Background of the Offer” section, including discussions with Mr. Behar, refer to Mr. Behar in his capacity and role at Nestlé.

The board of directors of Nestlé S.A., together with Nestlé S.A.’s management team, regularly considers and evaluates potential collaborations, investments and acquisitions that align with the businesses and strategic plans of the Nestlé Group, with a focus on investing in the long-term growth and development of the Nestlé Group, while increasing shareholder returns and creating long-term value.

As previously disclosed by Aimmune, in November 2016, Aimmune entered into a two-year strategic collaboration with Nestec Ltd., which has since been merged with and into Nestlé, for the advancement of food allergy therapeutics. As part of this collaboration, Aimmune issued and sold to NHSUS 7,552,084 Shares, representing approximately 15.1% of Aimmune’s then outstanding Shares as of November 23, 2016, at a price of $19.20 per Share for an aggregate consideration of $145 million. Pursuant to the terms of the collaboration, during the term of such collaboration and for so long as Nestlé Health Science holds at least 14% of Aimmune’s outstanding Shares, Nestlé Health Science is entitled to designate one nominee to serve as a director on the Aimmune Board. In November 2016, Mr. Behar, Nestlé Health Science’s designee, joined the Aimmune Board. As noted above, Mr. Behar remains as a member of the Aimmune Board as of the date hereof.

In connection with the strategic collaboration and Nestlé Health Science’s initial investment in Aimmune, Nestlé Health Science and Aimmune entered into a Standstill Agreement (as defined and described in greater detail under “Special Factors—Section 9. Certain Agreements Between Nestlé and its Affiliates and Aimmune”). The Standstill Agreement contained a market standoff provision, pursuant to which, subject to certain limited exceptions, Nestlé Health Science may not sell or transfer any Shares or securities convertible into, exchangeable for, exercisable for or repayable with Shares, prior to November 23, 2018. The Standstill Agreement also imposed certain standstill restrictions that limited the ability of Nestlé Health Science, without the approval of a majority of the members of the Aimmune Board who are not affiliated with Nestlé Health Science, to effect or seek to effect a transaction to acquire Aimmune through any means prior to November 23, 2018. Notwithstanding the standstill restrictions, the Standstill Agreement expressly permits Nestlé Health Science to initiate and engage in confidential discussions with the Aimmune Board regarding any such transaction.

Since November 2016, Nestlé Health Science has from time to time reviewed its investment in and collaboration with Aimmune and, over time, increased its equity ownership interest in Aimmune.

In February 2018, Nestlé Health Science acquired an additional 937,500 Shares at a price of $32.00 per Share for an aggregate consideration of $30.0 million as part of a $202.4 million public offering of Shares. After giving effect to the issuance of these additional Shares, Nestlé Health Science’s percentage ownership in Aimmune remained relatively unchanged.

In November 2018, Aimmune entered into an extension of the strategic collaboration on similar terms and issued and sold to Nestlé Health Science an additional 3,237,529 Shares in a private placement at a price of $30.27 per Share for an aggregate consideration of $98.0 million, increasing Nestlé Health Science’s percentage equity ownership interest in Aimmune to approximately 19% of Aimmune’s then outstanding Shares as of November 11, 2018. In connection with the extension of the strategic collaboration, the Standstill Agreement was amended and restated to, among other things, extend the standstill restrictions and market standoff provisions through November 11, 2020, each of which would otherwise have expired on November 23, 2018 absent the extension.

In February 2020, Aimmune announced an additional $200.0 million equity investment by Nestlé Health Science and a further extension of the existing strategic collaboration, which would otherwise have terminated in November 2021. In connection with this additional investment and further extension, the Standstill Agreement was further amended and restated to, among other things, extend the market standoff provisions through November 11, 2021, which would otherwise have expired on November 11, 2020 absent the extension. The amended and restated Standstill Agreement did not extend the expiration date of the standstill restrictions, which remained November 11, 2020.

In the second quarter of 2020, representatives of Lazard Frères & Co. LLC (“Lazard”), along with members of Aimmune’s management, reached out to Nestlé (as well as other potential partners) regarding a potential licensing or other strategic transaction relating to the rights to commercialize Aimmune’s lead product, PALFORZIA®, in Europe. Nestlé Health Science was one of several parties who expressed an interest in exploring such a transaction.

In connection with Nestlé Health Science’s ongoing review of its investment in and collaboration with Aimmune, on July 7, 2020, the board of directors of Nestlé S.A. held a telephonic meeting at which representatives of Nestlé Health Science were present. Representatives of Nestlé Health Science discussed recent developments in Aimmune’s business (including the recent FDA approval for PALFORZIA® and the support Aimmune has gained from major U.S. health insurers). During this discussion, representatives of Nestlé Health Science requested approval to carry out an exploratory review of whether a potential acquisition of all of the outstanding Shares of Aimmune not owned by Nestlé Health Science might be in the best interests of the Nestlé Group. Representatives of Nestlé Health Science also discussed the restrictions in the Standstill Agreement in the context of such an exploratory review. After discussion, the board of directors of Nestlé S.A. authorized Nestlé Health Science to, among other things, carry out an exploratory review along the lines discussed at the meeting and, in connection therewith, to consider, assess and evaluate the terms of a potential transaction with Aimmune and make a recommendation as to whether such a transaction is in the best interests of the Nestlé Group. The board of directors of Nestlé S.A. delegated authority to Nestlé S.A.’s chairman, Paul Bulcke, and chief executive officer, Ulf Mark Schneider, to review the results of an exploratory review of Aimmune’s business, assess the recommendation of Nestlé Health Science with respect to a potential transaction, review the terms and conditions of any potential offer recommended by Nestlé Health Science with respect to a potential transaction and make the final determination as to whether to approve or reject the terms and conditions of any such offer.

On July 10, 2020, representatives of Nestlé proposed to members of the Aimmune Board during a telephonic conference call that Nestlé and Aimmune should consider initiating exploratory discussions that could lead to a potential transaction, including the potential acquisition of Aimmune by Nestlé. The Nestlé participants on the call indicated that, although any acquisition of Aimmune would require certain internal approvals, they believed that an indicative price of $30.00 per Share could serve as a basis for exploratory discussions.

On July 14, 2020, members of Aimmune’s management indicated to members of Nestlé’s management on a telephonic conference call that an indicative price of $30.00 per share would not be sufficient to secure a waiver of the terms of the Standstill Agreement to allow exploratory discussions to take place. On July 14, 2020, the closing price of the Shares was $15.95.

On July 20, 2020, members of Nestlé’s management indicated to members of Aimmune’s management on a telephonic conference call that Nestlé’s management could potentially consider improving the indicative price that would serve as the basis for exploratory discussions to $32.50 per Share. On July 20, 2020, the closing price of the Shares was $15.96.

On July 23, 2020, members of Aimmune’s management indicated to members of Nestlé’s management by telephonic conference call that the revised potential price of $32.50 per Share would not be sufficient to allow Nestlé to begin due diligence or secure a full waiver of the Standstill Agreement. Aimmune’s management, however, did offer to provide a limited waiver of the Standstill Agreement to enable Nestlé to participate in a half-day presentation by Aimmune’s management and to engage in discussions with Aimmune through August 5, 2020. On July 23, 2020, the closing price of the Shares was $14.81.

On July 24, 2020, Mark McDade, the Chairman of the Aimmune Board, had a telephone discussion with Mr. Behar, whereby Mr. McDade and Mr. Behar discussed potential process and timing for exploratory discussions. Mr. McDade reiterated that the Independent Directors believed an indicative price of $32.50 was insufficient.

On July 25, 2020, Aimmune and Nestlé entered into the Confidentiality Agreement (as defined and described in greater detail under “Special Factors—Section 9. Certain Agreements Between Nestlé and its Affiliates and Aimmune”) to facilitate exploratory discussions between the parties regarding a potential strategic transaction.

On July 31, 2020, Aimmune’s management team delivered a presentation to Nestlé’s management via video conference, which provided details and updates of Aimmune’s business, along with long-range planning and business prospects. On July 31, 2020, the closing price of the Shares was $13.21.

On August 4, 2020, members of Nestlé’s management indicated to members of Aimmune’s management by telephonic conference call that it could potentially consider an indicative price of $34.00 per Share as a basis to further the exploratory discussions regarding a potential transaction. Nestlé’s management re-iterated on the call that any final decision on a potential acquisition of Aimmune as well as the price thereof was subject to the approval of the board of directors of Nestlé S.A. and other internal approvals.

After such call, on August 4, 2020, Nestlé’s management provided Aimmune with a letter providing indicative terms on which Nestlé’s management believed an acquisition of Aimmune might be achievable, including an indicative price per Share of $34.00. The letter indicated that there would be no financing condition associated with any potential transaction and set forth the diligence items required in order for Nestlé’s management to continue to move forward with exploratory discussions for a potential transaction. The letter also indicated that any transaction would be subject to the approval of the boards of directors of both Nestlé S.A. and Nestlé, the entity that would likely be the acquirer in any potential transaction. On August 4, 2020, the closing price of the Shares was $13.84.

On August 6, 2020, members of Aimmune’s management indicated to members of Nestlé’s management on a telephonic conference call that Aimmune would be prepared to waive the standstill through August 31, 2020 to enable Nestlé to conduct a due diligence investigation of Aimmune.

On August 8, 2020, Aimmune and Nestlé entered into a limited waiver of the Standstill Agreement, which authorized Nestlé to conduct exploratory due diligence of certain materials provided by Aimmune for purposes of allowing Nestlé to consider pursuing a strategic transaction. The waiver allowed for the continuation of exploratory discussions through August 31, 2020.

Beginning on August 10, 2020, Aimmune made available to Nestlé and its representatives, diligence materials concerning Aimmune and its business. From such date until the execution of the Merger Agreement, Aimmune responded to questions from Nestlé and its representatives and provided supplemental materials in response to Nestlé’s diligence requests.

On August 12, 2020, Mayer Brown LLP (“Mayer Brown”), counsel for Nestlé, for purposes of continuing the exploratory discussions to date, sent an initial draft of a potential merger agreement to Latham & Watkins LLP (“Latham”), counsel for Aimmune.

On the evening of August 14, 2020, representatives of Aimmune’s financial advisors, J.P. Morgan Securities LLC (“J.P. Morgan”) and Lazard, had a telephonic discussion with representatives of Merrill Lynch International (“BofA Securities”), Nestlé’s financial advisor. Representatives of J.P. Morgan and Lazard confirmed the status of the diligence process and outstanding requests and reiterated the expectation of the Independent Directors that access to the additional information would result in an improvement of Nestlé’s valuation of Aimmune and, correspondingly, an increase in the price payable to Aimmune’s stockholders in the event that the parties were able to agree on the terms of a transaction during the exploratory discussions.

On August 18, 2020, Mr. McDade had a telephone discussion with Mr. Behar, whereby Mr. Behar informed Mr. McDade that, although the necessary internal approvals had not been secured, Nestlé’s management envisioned a timeline that could result in the announcement of a transaction by the end of the week of August 24, assuming negotiations were successful. The valuation and price terms of the potential transaction were not discussed during this conversation.

Also on August 18, 2020, Aimmune and Nestlé entered into a letter agreement to supplement the terms of the Confidentiality Agreement to comply with the data privacy laws of the European Union’s General Data Protection Regulation in connection with the sharing of information relating to Aimmune’s European operations, including Aimmune’s personnel based in the European Union.

On August 19, 2020, Mr. McDade had a telephone discussion with Mr. Behar, whereby Mr. McDade and Mr. Behar discussed the progress of Nestlé’s due diligence, the status of Aimmune’s review of the potential merger agreement and potential timing of Nestlé’s feedback regarding the exploratory review.

Later on August 19, 2020, Latham sent a revised draft of the merger agreement to Mayer Brown for purposes of continuing the exploratory discussions. The terms of such draft included, among other things, a lower termination fee and further expanded exceptions in the definition of “Material Adverse Effect” to include further consequences arising out of the COVID-19 pandemic.

On the morning of August 22, 2020, representatives of Mayer Brown sent a revised draft of the merger agreement to Latham for purposes of continuing the exploratory discussions.

On the morning of August 24, 2020, members of Aimmune’s management held a telephonic meeting with members of Nestlé’s management. The members of Nestlé’s management indicated that its diligence investigation had raised certain valuation concerns, including, among other things, larger than expected costs of developing Aimmune’s pipeline, along with concerns over the gross-to-net revenue adjustment for PALFORZIA®. Notwithstanding those concerns, the Nestlé representatives indicated that they were willing to continue to move forward with the exploration of a potential transaction at an indicative price of $34.00 per Share. Members of Aimmune’s management expressed disappointment in the lack of improvement in the indicative price and explained that it would need to further discuss the indicative price with the Independent Directors but would continue to move forward with discussions relating to the terms of the potential transaction and that it would direct Latham to continue discussions with the representatives of Mayer Brown.

On the afternoon of August 24, 2020, representatives of Latham had a telephonic discussion with representatives of Mayer Brown to discuss certain topics on the latest terms of the draft merger agreement as provided by Mayer Brown on August 22, 2020. Latham and Mayer Brown discussed, among other terms, the appropriate standard of fiduciary duties in relation to Aimmune’s non-solicitation restrictions, the conditions to the closing of the offer and the size of the termination fee.

On the evening of August 24, 2020, representatives of J.P. Morgan and Lazard had a telephonic discussion with representatives of BofA Securities. Representatives of BofA Securities reiterated that there were valuation concerns and that Aimmune would need to decide if $34.00 was an acceptable per Share price. Representatives of BofA Securities indicated that, subject to agreement on the terms of a transaction, and receipt by Nestlé of internal approvals, Nestlé’s management envisioned a timeline that could result in an announcement by August 31, 2020. Representatives of J.P. Morgan and Lazard responded that the $34.00 did not reflect a full valuation, and therefore Nestlé should consider an improvement to the indicative price.

On the morning of August 25, 2020, representatives of Latham sent an initial draft of the Aimmune disclosure letter to Mayer Brown.

Later in the morning of August 25, 2020, Mr. McDade and Mr. Behar had a telephonic discussion whereby Mr. McDade indicated to Mr. Behar that there was currently not a consensus among the Independent Directors as to whether a transaction at an indicative price of $34.00 per Share price would be acceptable to the Independent Directors. On August 25, 2020, the closing price of the Shares was $12.76.

On the morning of August 26, 2020, members of Aimmune’s management had a telephonic discussion with certain members of Nestlé’s management. During the discussion, the members of Nestlé’s management indicated that they were prepared to seek approval from Nestlé S.A.’s and Nestlé’s boards of directors for a transaction at an indicative price of $34.50 per Share. The members of Nestlé’s management indicated that, if approved, Nestlé would be prepared to make an offer, assuming that Aimmune would waive the restrictions in the Standstill Agreement to permit such an offer. On August 26, 2020, the closing price of the Shares was $12.38.

On the afternoon of August 26, 2020, Latham sent a revised draft of the merger agreement to Mayer Brown for purposes of continuing exploratory discussions.

On the evening of August 26, 2020, Mayer Brown sent a revised draft of the Aimmune disclosure letter to Latham.

Also on the evening of August 26, 2020, Aimmune and Nestlé entered into a limited waiver of the Standstill Agreement, allowing Nestlé to make an offer to acquire Aimmune through August 31, 2020, so long as such offer was consistent with the exploratory discussions to date between the parties, by which the parties understood that the offer price was to be no less than $34.50 per Share.

On August 27, 2020, certain designated representatives of the board of directors of Nestlé S.A. and the board of directors of Nestlé approved the submission of an offer to the Aimmune Board providing for the acquisition by Nestlé and its wholly owned subsidiary, Purchaser, of the Shares owned by the Unaffiliated Stockholders at a price of $34.50 per Share. The board of directors of Nestlé further approved the submission of an offer to acquire Aimmune on the terms and conditions substantially similar to the draft merger agreement presented to it by management.

On the afternoon of August 27, 2020, Nestlé sent an offer letter (the “Offer Letter”) to Aimmune, proposing to acquire the Shares at a price of $34.50 per Share and otherwise on a basis that was consistent with exploratory discussions to date. A draft merger agreement was attached to the Offer Letter, the terms and conditions of which were substantially similar to the August 26, 2020 draft merger agreement provided by Latham during the exploratory discussions.

On the evening of August 27, 2020, Latham sent a revised draft of the merger agreement and a revised draft of the Aimmune disclosure letter to Mayer Brown. Overnight, Mayer Brown sent comments on the merger agreement and Aimmune disclosure letter back to Latham.

On the afternoon of August 28, 2020, Latham informed Mayer Brown that the Independent Directors had instructed Latham to finalize the merger agreement with Mayer Brown ahead of the planned August 29, 2020 meeting of the Independent Directors at which a final decision on the proposed transaction would be taken.

Later on August 28, 2020, Latham sent proposed final versions of the merger agreement and the Aimmune disclosure letter to Mayer Brown.

On the morning of August 29, 2020, Mayer Brown confirmed to Latham that the terms presented in Latham’s proposed final versions of the merger agreement and the Aimmune disclosure letter were in final form and that Nestlé had no further comments.

Later on August 29, 2020, Latham informed Mayer Brown that the Independent Directors had approved Aimmune entering into the Merger Agreement.

Later on August 29, 2020, Aimmune, Nestlé and Purchaser executed the Merger Agreement.

In the early hours of the morning on August 31, 2020, Aimmune and Nestlé each issued a press release announcing the execution of the Merger Agreement.

2.     Purpose of and Reasons for the Offer and the Merger; Plans for Aimmune after the Offer and the Merger

The purpose of the Offer and the Merger is for Nestlé to acquire control of, and the entire equity interest in, Aimmune. The Offer, as a first step in the acquisition of Aimmune, is intended to facilitate the acquisition of all the Shares. In accordance with the Merger Agreement, if Purchaser consummates the Offer and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, the Merger will be effected pursuant to Section 251(h) of the DGCL and, following the consummation of the Merger, Aimmune will become a wholly-owned subsidiary of Nestlé.

Nestlé believes that there would be a number of benefits to Aimmune that would follow from Aimmune being a wholly-owned subsidiary of Nestlé. These benefits include:

•

by ceasing to be a public company, Aimmune will benefit from the elimination of the additional burdens on its management and the expenses associated with being a public company, including no longer preparing periodic reports under federal securities laws, enabling management to devote more of their time and energy to core business operations and leading to an estimated annual recurring costs savings of approximately $5 million; and

•

as a wholly-owned subsidiary of Nestlé, Aimmune will have access to Nestlé’s financial, scientific, manufacturing, commercial and other resources that can support its operations and advance its product development programs.

Aimmune’s stockholders who sell their Shares in the Offer or receive the Merger Consideration for their Shares as a result of the subsequent Merger will benefit from receiving cash consideration for their Shares that represents a substantial premium to the recent trading price for the Shares. See “Special Factors—Section 4. Position of Nestlé and Purchaser Regarding Fairness of the Offer and the Merger.” Additionally, after selling their Shares in the Offer or receiving the Merger Consideration for their Shares as a result of the subsequent Merger, stockholders of Aimmune will not bear the risk of any decrease in the value of their Shares. However, stockholders of Aimmune who sell their Shares in the Offer will cease to have any equity interest in Aimmune or any right to participate in its potential future earnings and growth. If the Merger is consummated, non-tendering stockholders of Aimmune also will no longer have an equity interest in Aimmune.

Nestlé believes that the acquisition of Aimmune will provide Nestlé with several strategic advantages. These include (i) extending Nestlé’s food allergy portfolio and creating a broader spectrum of solutions for people living with food allergies and (ii) capturing the full potential and 100% of the global economics on all of Aimmune’s bio-pharmaceutical assets.

Nestlé is conducting a detailed review of Aimmune and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon the consummation of the Offer and the Merger. Nestlé will continue to evaluate the business and operations of Aimmune during the pendency of the Offer and, after the consummation of the Offer and the Merger, will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Nestlé intends to review such information as part of a comprehensive review of Aimmune’s business, operations, capitalization and management, with a view toward optimizing development of Aimmune’s assets and the expertise of its employees. However, except as disclosed in this Offer to Purchase, Nestlé and Purchaser have no current plans with respect to any of such matters.

Nestlé expects that, following the consummation of the Merger, Nestlé or its affiliates will pay off the outstanding borrowings of Aimmune under the credit agreement, dated as of January 3, 2019, by and among Aimmune, KKR Peanut Aggregator L.P. and Cortland Capital Markets Services LLC.

Except as disclosed in this Offer to Purchase, Nestlé does not have any present plans or proposals that would result in (i) an extraordinary transaction involving Aimmune or any of its subsidiaries such as a merger, reorganization or liquidation, (ii) a purchase, sale or transfer of a material amount of assets of Aimmune or any of its subsidiaries, or (iii) a material change in Aimmune’s present dividend rate or policy, or indebtedness or capitalization. Purchaser’s directors as of immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Aimmune’s officers as of immediately prior to the Effective Time will continue to be the officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Special Factors—Section 6. Summary of the Merger Agreement—The Merger” below.

3.	The Recommendation by the Board of Directors of Aimmune

The Aimmune Board (by unanimous vote of its disinterested members) has (a) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Aimmune and the Unaffiliated Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and conditions set forth in the Merger Agreement, (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time (such recommendations, the “Recommendation”). One member of the Aimmune Board, Mr. Greg Behar, did not participate in the vote on the Merger Agreement and the transactions contemplated thereby due to his affiliation with Nestlé. See “Special Factors—Section 1. Background.”

4.	Position of Nestlé and Purchaser Regarding Fairness of the Offer and the Merger

The rules of the SEC require Nestlé and Purchaser (together, the “Nestlé Parties”) to express their belief as to the fairness of the Offer and the Merger to the Unaffiliated Stockholders. The Nestlé Parties reasonably believe that the Offer Price and the Merger Consideration to be received by the Unaffiliated Stockholders is fair to such Unaffiliated Stockholders. The Nestlé Parties base their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:

•	The Offer Price represents a premium of approximately 174% over the closing price of the Shares on August 28, 2020, the last trading day prior to execution of the Merger Agreement.

•	The Offer will provide holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales.

•	Neither the Offer nor the Merger is subject to any financing condition.

•	The Offer Price will be paid in cash. Therefore, holders of Shares will receive a certain value in the Offer or the Merger.

•	The Aimmune Board made the Recommendation to the Unaffiliated Stockholders as described in the Schedule 14D-9 filed by Aimmune with the SEC.

•

The Aimmune Board determined that the Offer and the Merger were fair and in the best interests of Aimmune and the Unaffiliated Stockholders as described in the Schedule 13E-3 filed by Aimmune with the SEC.

•	In addition, the Nestlé Parties reasonably believe that the Offer is procedurally fair to the Unaffiliated Stockholders, based on the following factors considered by them:

•

The factors considered by, and the findings of, the Aimmune Board with respect to the procedural fairness of the Offer and the Merger to the Unaffiliated Stockholders as described in the Schedule 13E-3 filed by Aimmune with the SEC.

•

The Aimmune Board has recommended that the Unaffiliated Stockholders tender their Shares to Purchaser pursuant to the Offer. One member of the Aimmune Board, Mr. Greg Behar, did not participate in the vote on the transaction due to his affiliation with the Nestlé Parties. See “Special Factors—Section 1. Background.” The Aimmune Board, including all of the directors who are not Aimmune employees, determined that the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger, are fair to, and in the best interest of, Aimmune and its Unaffiliated Stockholders.

•

The Nestlé Parties did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Aimmune Board or the negotiating positions of the Aimmune Board.

•	The Aimmune Board retained its own independent legal and financial advisors to assist the Aimmune Board in connection with the Offer and the Merger.

•

The Offer Price of $34.50 per Share and the other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Aimmune Board and its advisors and the Nestlé Parties and their advisors.

•

The fact that the Aimmune Board received opinions from its financial advisors, dated August 28, 2020, that the Offer Price to be received by the Unaffiliated Stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Stockholders. See “Item 4. The Solicitation or Recommendation—Opinions of the Company’s Financial Advisors” and Annexes B and C of the Schedule 14D-9.

•	The Aimmune Board had access to all of the information prepared or otherwise developed by Aimmune’s management and made available to the Nestlé Parties.

•	Unaffiliated Stockholders will have sufficient time to make a decision whether or not to tender their Shares in the Offer:

•	The Offer will remain open for a minimum of 20 business days.

•

If Nestlé amends the Offer to include any material additional information, Nestlé will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow the Unaffiliated Stockholders to consider the additional information.

•	Each of the Unaffiliated Stockholders will be able to decide voluntarily whether or not to tender such stockholder’s Shares.

•

If we consummate the Offer, we will acquire all remaining Shares (other than Dissenting Shares, Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune) for the same cash price in the Merger.

•

If the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

•	Following the successful completion of the Offer and the Merger, the Unaffiliated Stockholders will not face the risk of any decline in the value of the Shares.

The Nestlé Parties also considered the following factors, each of which the Nestlé Parties considered negative in its considerations concerning the fairness of the terms of the transaction:

•

Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of Aimmune or benefit from increases, if any, in the value of Aimmune.

•

Certain directors and executive officers of Aimmune have actual or potential conflicts of interest in connection with the Offer and the Merger. See “Special Factors—Section 10. Interests of Certain Aimmune Directors and Executive Officers in the Offer and the Merger”.

•

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger”.

•

Because the Nestlé Parties own, in the aggregate, 12,737,305 Shares (consisting of 12,727,113 Shares held by Nestlé and 10,192 Shares held by Greg Behar), it is possible that the Minimum Tender Condition can be satisfied without the tender of at least a majority of the Shares held by Aimmune’s Unaffiliated Stockholders.

•	The factors considered negative in the Aimmune Board’s considerations concerning the fairness of the terms of the transaction, as described in the Schedule 13E-3 filed by Aimmune with the SEC.

Neither Nestlé Party found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Offer.

The Nestlé Parties’ consideration of the factors described above reflects their assessment of the fairness of the Offer Price to Aimmune’s Unaffiliated Stockholders. The Nestlé Parties implicitly considered the value of Aimmune in a sale as a going concern by taking into account Aimmune’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Nestlé Parties did not, however, explicitly calculate a stand-alone going concern value of Aimmune because the Nestlé Parties believe that going concern value is not an appropriate method of determining the value of the Shares for purposes of the Offer and the Merger. Additionally, the Nestlé Parties did not consider the liquidation value or net book value of Aimmune. The liquidation value was not considered because Aimmune is a viable going concern and Nestlé has no plans to liquidate Aimmune. The net book value was not considered because Nestlé believes that the net book value is not a material indicator of the value of Aimmune as a going concern because it does not take into account Aimmune’s future prospects, market conditions, trends in Aimmune’s industry or the business risks inherent in competing with other companies in that industry. Therefore, the Nestlé Parties believe that each of the liquidation value and the net book value of Aimmune is irrelevant to a determination as to whether the Offer is fair to Aimmune’s Unaffiliated Stockholders.

Except as discussed above in “Special Factors—Section 1. Background,” the Nestlé Parties are not aware of any firm offers made by any person, other than the Nestlé Parties, during the two years preceding the date of this Offer to Purchase for (1) the merger or consolidation of Aimmune with or into another company, or vice versa;

(2) the sale or other transfer of all or any substantial part of the assets of Aimmune; or (3) a purchase of Aimmune’s securities that would enable the holder of such securities to exercise control of Aimmune.

The foregoing discussion of the information and factors considered and given weight by the Nestlé Parties is not intended to be exhaustive, but is believed to include the material factors considered by the Nestlé Parties. The Nestlé Parties’ views as to the fairness of the Offer to Aimmune’s Unaffiliated Stockholders should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder’s Shares in the Offer.

5.	Effects of the Offer

Effects of the Offer and Merger Generally

If the Offer is completed, in accordance with the terms of the Merger Agreement and the conditions to the Merger specified in the Merger Agreement are satisfied or waived, Nestlé will cause Purchaser to be merged with and into Aimmune in accordance with Section 251(h) of the DGCL without a vote of Aimmune’s stockholders, with Aimmune continuing as the Surviving Corporation and a wholly-owned subsidiary of Nestlé. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Dissenting Shares, Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune) will, without any further action on the part of the holder of such Share, be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

If the Merger is consummated, a holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with all the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. See “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

If the Offer is not completed for any reason, Nestlé will review its options. Subject to Nestlé’s obligations under the Standstill Agreement (as defined in this Offer to Purchase), these options include (i) not taking any further action, (ii) purchasing or selling Shares in the open market or in privately negotiated transactions, (iii) making a new tender offer, (iv) seeking to negotiate a merger or other business combination with Aimmune or (v) a combination of the foregoing. If Nestlé were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Stockholders to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the Offer. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may be higher or lower than or the same as the Offer Price.

According to information provided by Aimmune and Aimmune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Aimmune’s net book value as of December 31, 2019 was $919,670,159 and it had a net loss of approximately $248.5 million for the fiscal year ended December 31, 2019. If the Offer is completed, Nestlé’s interest in Aimmune’s net book value and net earnings (loss) will increase to the extent of the number of Shares acquired under the Offer. If the Merger is consummated, Nestlé’s interest in such items will increase to 100%, and Nestlé and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Aimmune’s operations and any future increase in Aimmune’s value. Similarly, Nestlé will also bear the risk of losses generated by Aimmune’s operations and any decrease in the value of Aimmune after the Merger. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of Aimmune after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Aimmune’s operations or decline in the value of Aimmune after the Merger.

The Shares are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed on Nasdaq under the symbol “AIMT.” If the Offer is completed, as a result of the consummation of the Merger following the Offer, there will be no public market for the Shares. After the Merger, the Shares will cease to be listed on Nasdaq or any other national securities exchange, and prices with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, any obligation of Aimmune to file reports under Section 13 or Section 15(d) of the Exchange Act will be suspended and registration of the Shares under the Exchange Act will be terminated. See “The Tender Offer—Section 7. Possible Effects of the Offer; Nasdaq Listing; Exchange Act Registration.”

Potential Effects of the Offer and Merger on Net Operating Losses

If the Offer and the Merger are consummated, Nestlé, as the sole stockholder of Aimmune, will benefit from any tax savings generated by the application of Aimmune’s net operating loss carryforwards (“NOLs”). According to Aimmune’s Quarterly Report on Form 10-Q for the period ending June 30, 2020, as of December 31, 2019, Aimmune had U.S. federal NOL carryforwards of approximately $522.3 million. These NOLs are subject to annual limitations due to “ownership changes” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), occurring in prior taxable years and will begin to expire in 2031 if not utilized. In addition, the consummation of the Offer and Merger constitutes another “ownership change” as to Aimmune within the meaning of Section 382 of the Code, which may place a further annual limitation on the utilization of Aimmune’s NOLs. The impact of this ownership change, as well as any prior ownership changes, will also affect the amount and timing of benefits to Nestlé. Subject to any limitations under the Code, the federal income tax benefits to Nestlé could be equal to the NOLs of Aimmune multiplied by the applicable federal income tax rate, which is currently 21%.

6.	Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC on September 14, 2020 (the “Schedule TO”). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 9. Certain Information Concerning Purchaser and Nestlé.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Nestlé, Purchaser, Aimmune or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the principal purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts. In addition, such representations, warranties and covenants may have been qualified by certain confidential disclosures and certain public filings made by Aimmune with the SEC and may be subject to standards of materiality and other qualifications and limitations that are different from what may be viewed as material by stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed or may change after the date of the Merger Agreement. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Nestlé, its affiliates and Aimmune publicly file.

The Offer

Upon the terms and subject to the conditions of the Merger Agreement, Purchaser has agreed (and Nestlé has agreed to cause Purchaser) to commence a tender offer (as promptly as reasonably practicable after the date of the Merger Agreement, but no later than September 14, 2020) to purchase all of the outstanding Shares owned by the Unaffiliated Stockholders at a purchase price of $34.50 per share, net to the seller thereof in cash, without interest and subject to any required withholding taxes. The obligations of Purchaser to, and of Nestlé to cause Purchaser to, accept for payment, and pay for, the Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the satisfaction of the Minimum Tender Condition (as defined below), which is non-waivable and may not be amended or modified, and the satisfaction or waiver of the other Offer Conditions described in clauses (b)-(c) of “The Tender Offer—Section 11. Conditions of the Offer.” Subject to the satisfaction or waiver (to the extent waivable) of the Minimum Tender Condition and the other Offer Conditions, Purchaser will irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three business days) after the applicable expiration date of the Offer, as it may be extended in accordance with the terms of the Merger Agreement (the time of such acceptance, the “Acceptance Time”). The Offer is initially scheduled to expire at 12:00 midnight, Eastern Time, on October 9, 2020, unless Purchaser extends the Offer as described under the subsection “—Extensions of the Offer.”

Nestlé and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer. However, except as otherwise provided in the Merger Agreement or previously approved by Aimmune in writing (in its sole and absolute discretion), Purchaser may not, and Nestlé may not permit Purchaser to:

•	reduce the number of Shares sought to be purchased in the Offer;

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer;

•	amend, modify or waive the Minimum Tender Condition, the HSR Condition, the Restraints Condition or the German Regulatory Condition (each as defined in this Offer to Purchase);

•	add to the Offer Conditions or amend, modify or supplement such Offer Conditions in a manner that is or would reasonably be expected to be adverse to the Unaffiliated Stockholders; or

•	terminate, accelerate, limit or extend the expiration date of the Offer in any manner, except as described under the subsection “—Extensions of the Offer.”

Extensions of the Offer

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

•

Purchaser is required to extend the Offer if any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by the Merger Agreement and applicable law), for a period of ten business days (or a shorter period as agreed to by the parties to the Merger Agreement). Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by the Merger Agreement and applicable law), Purchaser is required to extend the Offer on one or more occasions, in consecutive increments of ten business days (or a shorter period as agreed to by the parties to the Merger Agreement); provided, however, that Purchaser is not required to so extend the Offer (i) if any Offer Condition is not capable of being satisfied on or before the Outside Date or (ii) to a date subsequent to the earlier of (A) the valid termination of the Merger Agreement or (B) the Outside Date (the earlier of which, the “Extension Deadline”). Notwithstanding the foregoing, if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Tender Condition and any Offer conditions that are by their nature to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable law) and the

Minimum Tender Condition has not been satisfied, Purchaser is not required to extend the Offer for more than two additional consecutive increments of ten business days (or such shorter periods as agreed to by the parties to the Merger Agreement); provided, however, that in no event shall Purchaser be required to extend the Offer beyond the Extension Deadline.

•

Purchaser is required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or Nasdaq (or their respective staff) applicable to the Offer.

•	Purchaser is not permitted to extend the Offer beyond the Extension Deadline without Aimmune’s prior consent.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Purchaser will merge with and into Aimmune. The closing of the Merger will take place as soon as reasonably practicable after the Acceptance Time and in any event no later than 10:00 a.m., New York City time, on the first business day after the occurrence of the Acceptance Time and the satisfaction or waiver of any of the other Merger Conditions (as defined below). Following the Merger, the separate corporate existence of Purchaser will cease, and Aimmune will continue as the surviving corporation in the Merger as a wholly owned subsidiary of Nestlé (the “Surviving Corporation”). The Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of Aimmune’s stockholders.

At the date and time at which the Merger becomes effective (the “Effective Time”), by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of Nestlé, Purchaser or Aimmune, (i) each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; (ii) each Share issued and outstanding immediately prior to the Effective Time that is directly owned by Nestlé or Purchaser at such time (including all Shares accepted for payment pursuant to the Offer, whether or not such shares are registered in the name of Purchaser or any of its affiliates as of the Effective Time) or held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune, will automatically be canceled and cease to exist, and no consideration will be delivered in exchange therefor; and (iii) each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with the foregoing and any Dissenting Shares held by a person who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares) will automatically be converted into the right to receive the Merger Consideration. Dissenting Shares will not be converted into the right to receive the Merger Consideration, but will become the right to receive the fair value of such Shares pursuant to the procedures set forth in Section 262 of the DGCL.

In addition, at the Effective Time:

•

the certificate of incorporation of Aimmune as in effect on the date of the Merger Agreement will be amended and restated to read as set forth on Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended (subject to the provisions described under the subsection “—Indemnification, Exculpation and Insurance”);

•

the bylaws of Aimmune as in effect on the date of the Merger Agreement will be amended and restated to read the same as the bylaws of Purchaser as in effect immediately prior to the Effective Time, and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter changed or amended (subject to the provisions described under the subsection “—Indemnification, Exculpation and Insurance”);

•

the directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

•

the officers of Aimmune immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Treatment of Equity Awards

As of the Effective Time, (i) each Aimmune Option that is outstanding and unexercised immediately prior to the Effective Time will vest in full and will terminate and will be converted into the right to receive a cash payment, less any required withholding, equal to the product of (x) the number of Shares that were subject to such Aimmune Option immediately prior to the Effective Time and (y) the excess, if any, of the Offer Price over the per share exercise price of such Aimmune Option; provided, however, that if the exercise price is equal to or greater than the Offer Price, the Aimmune Option will be terminated and cancelled for no payment as provided under the Aimmune Equity Plans; (ii) each Aimmune RSU that is outstanding immediately prior to the Effective Time will vest in full (which, for each Aimmune PSU, will assume that all performance vesting conditions have been met) and will terminate and will be converted into the right to receive a cash payment, less any required withholding, equal to (A) the Offer Price multiplied by (B) the number of Shares subject to the Aimmune RSU; and (iii) the Aimmune Equity Plans will be terminated.

The Merger Agreement provides that, promptly after the Effective Time (but in any event not later than the later of (i) five business days following the Effective Time and (ii) the end of the first complete payroll period of the Surviving Corporation following the Effective Time) the Surviving Corporation will pay to the holders of Aimmune Options and Aimmune RSUs, as applicable, through its payroll systems, any amounts due pursuant to the foregoing paragraph.

ESPP

The Merger Agreement requires the Aimmune Board to take such action as may be necessary under the ESPP to (i) terminate all offering periods under the ESPP as of the Final Exercise Date (that is, a date not later than the earlier of (A) seven days prior to the Effective Time) and (B) October 13, 2020; (ii) provide that no further offering periods will commence under the Aimmune ESPP on or following the Final Exercise Date and (iii) terminate the Aimmune ESPP as of the Effective Time. On the Final Exercise Date, each outstanding right under the Aimmune ESPP will be exercised for the purchase of Shares and any outstanding Shares obtained through the exercise of such outstanding right will be treated as described in the second paragraph under the subsection “—The Merger.” Aimmune has agreed to provide timely notice of the setting of the Final Exercise Date and termination of the Aimmune ESPP in accordance with the terms thereof.

Representations and Warranties

In the Merger Agreement, Aimmune has made customary representations and warranties to Nestlé and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or a confidential disclosure letter that Aimmune delivered to Nestlé in connection with the execution and delivery of the Merger Agreement (the “Disclosure Letter”). These representations and warranties relate to, among other things: (i) organization, standing and corporate power; (ii) subsidiaries and ownership of other equity interests; (iii) capitalization; (iv) the approval and recommendation of the Aimmune Board; (v) non-contravention, required filings and consents; (vi) SEC filings, financial statements and absence of undisclosed liabilities; (vii) disclosure controls and internal controls over financial reporting; (viii) absence of certain changes or events since December 31, 2019; (ix) litigation and regulatory matters; (x) certain specified contracts; (xi) compliance with laws; (xii) employees and employee benefit plans, including ERISA and certain related matters; (xiii) taxes; (xiv) real property; (xv) intellectual property; (xvi) environmental matters; (xvii) insurance; (xviii) certain regulatory matters; (xix) affiliate transactions; (xx) anti-corruption compliance; (xxi) accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the Schedule 13E-3; (xxii) takeover statutes; (xxiii) sanctions laws; (xxiv) brokers and other advisors; (xxv) opinions of Aimmune’s financial advisors; (xxvi) material suppliers; and (xxvii) product recalls and product liability claims.

Some of the representations and warranties in the Merger Agreement made by Aimmune are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Aimmune and its subsidiaries, taken as a whole or (ii) would or would reasonably be expected to prevent, materially impede or materially delay the ability of Aimmune to perform its obligations under the Merger Agreement or consummate the Offer, the Merger or any other transactions contemplated by the Merger Agreement. The definition of “Material Adverse Effect” contains a list of exceptions that are excluded from constituting, or being taken into account, in determining whether there has been a Material Adverse Effect for purposes of clause (i) above, including any effect that results from:

•	general economic, regulatory, legislative or political conditions in the United States or elsewhere in the world;

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any outbreak or escalation of hostilities, sabotage, acts of war (whether or not declared), cyber-attacks, or terrorism in the United States or elsewhere in the world, occurring after the date of the Merger Agreement;

•	any action taken by Aimmune or its subsidiaries that is required by the Merger Agreement or taken with Nestlé’s prior written approval or consent;

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the execution, delivery or announcement of the Merger Agreement or pendency of the transactions contemplated by the Merger Agreement (including the identity of Nestlé and the impact on Aimmune’s relations with employees, suppliers or other business counterparties), provided that this exception will not apply when used in any representation or warranty that is intended to address the consequences of the execution, delivery or announcement of the Merger Agreement or consummation of the transactions contemplated by the Merger Agreement or for purposes of the Representations Condition as applied to any such representation or warranty;

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the occurrence, continuation, or escalation of any natural disaster occurring after the date of the Merger Agreement, including any hurricane, tornado, pandemic (including the COVID-19 virus), flood, volcano, earthquake, act of God or other similar event;

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any adoption, implementation, promulgation, repeal, modification, amendment or other changes, or proposed changes by any Governmental Authority, in applicable law, regulation or GAAP after the date of the Merger Agreement, provided that this exception shall not apply to the matters described in the ninth and tenth bullet points in this list;

•	general conditions (or changes therein) in the industries in which Aimmune and its subsidiaries operate;

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the failure, in and of itself, of Aimmune to meet any financial projections, forecasts, estimates or predictions after the date of the Merger Agreement (provided that the underlying facts giving rise to or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect to the extent not otherwise excluded by another exception in the definition thereof);

•	any action or inaction, including any decision, recommendation or statement of, or requirement imposed by, any governmental authority, panel or advisory body or any professional medical organization with respect to any of Aimmune’s products or product candidates (other than PALFORZIA), or any regulatory or clinical changes, events or developments with respect to any of Aimmune’s products or product candidates (other than PALFORZIA), including, in each case, any labelling, pre-clinical, clinical, manufacturing or post-marketing requirements;

•	any regulatory or clinical changes, events or developments after the date of the Merger Agreement with respect to any of Aimmune’s products or product candidates (other than PALFORZIA); and

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any increased incidence or severity of any previously identified side effects, adverse events or safety observations, or reports of new side effects, adverse events or safety observations, with respect to any of Aimmune’s products or product candidates (other than PALFORZIA);

except that each of the effects, changes, developments, events, circumstances, occurrences, conditions or facts set forth in the first, second, fifth, sixth and seventh bullets listed above may be taken into account to the extent that Aimmune and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which they operate.

In the Merger Agreement, Nestlé and Purchaser have made customary representations and warranties to Aimmune that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (i) organization, standing and corporate power; (ii) non-contravention, required filings and consents; (iii) access to funding; (iv) accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the Schedule 13E-3; (v) formation and operation of Purchaser; (vi) ownership of capital stock of Aimmune; and (vii) brokers and other advisors.

Some of the representations and warranties in the Merger Agreement made by Nestlé and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence or fact that, individually or in the aggregate, would or would reasonably be expected to prevent, materially impede or materially delay Nestlé or Purchaser from consummating the Merger, the Offer or any of the other transactions contemplated by the Merger Agreement or the ability of Nestlé or Purchaser to perform its obligations under the Merger Agreement.

The representations and warranties will not survive the consummation of the Merger.

Conduct of Business

The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, except as disclosed in the Disclosure Letter, expressly provided by the Merger Agreement, required by law, or consented to in writing by Nestlé, Aimmune will, and will cause its subsidiaries to, (i) carry on its business in the Ordinary Course of Business; (ii) use reasonable best efforts to (A) preserve intact its current lines of business, material assets, properties (including intellectual property), contracts, licenses and business organization, (B) maintain in effect all approvals, clearances, registrations and permits from governmental authorities relating to Aimmune’s products or product candidates or necessary for Aimmune to conduct its business as presently conducted (collectively, “Authorizations”), (C) keep available the services of its directors, officers and employees and (D) preserve its business relationships with contractors, agents, customers, lenders, suppliers, licensors, licensees, distributors, wholesalers, lessors, governmental authorities and others having significant business dealings with Aimmune or any of its subsidiaries in all material respects; and (iii) comply in all material respects with applicable law, in each case in a manner consistent with past practice. For purposes of the Merger Agreement, the term “Ordinary Course of Business” means the ordinary course of business consistent with past practice (with Aimmune’s reasonable actions taken directly in response to the COVID-19 pandemic prior to the date of the Merger Agreement being deemed to be in the ordinary course of business consistent with past practice).

The Merger Agreement also contains specific covenants that restrict Aimmune and its subsidiaries from taking certain actions during the same period (subject to exceptions similar to those listed above and certain additional exceptions specified in the Merger Agreement or the Disclosure Letter). Specifically, these covenants provide that Aimmune will not, and will not permit its subsidiaries to, among other things:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or set any record date therefor;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution of shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, phantom stock or other rights to acquire any such shares;

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issue, grant, deliver or sell any (i) shares of its capital stock or other voting securities or equity interests or securities convertible or exchangeable for such securities, (ii) options, warrants, phantom stock or other rights to acquire any such securities, (iii) stock-based performance units, (iv) any voting company debt or (v) any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Shares;

•	amend its certificate incorporation, bylaws or other comparable organizational documents;

•	acquire any other person or any assets, real property, securities, properties, raw materials, interests, rights, or businesses or make any investment;

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sell, lease, sublease, license, sublicense, grant rights in, transfer, abandon or otherwise dispose of any of, or create or incur any lien on any of, or waive or omit to take any action necessary to renew or extend, its properties, assets, interests or businesses;

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incur or assume any indebtedness for borrowed money, obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, or in respect of interest rate and currency obligation swaps, hedges or similar arrangements or obligations under capitalized leases as defined pursuant to GAAP;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of Aimmune or any of its subsidiaries;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person;

•	guarantee (or otherwise become liable with respect to) any indebtedness;

•	form any subsidiary or make any loans or capital contributions to, or investments in, any other person;

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increase the annual cash compensation, grant or modify any severance, change in control or retention bonus or increase any other employee benefits payable or that could become payable to current or former directors, officers, individual service providers or employees;

•	establish, adopt, enter into, terminate, amend or modify in any material respect any benefit or compensation plan, policy, program, agreement or arrangement;

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establish, adopt, enter into, terminate, amend or modify in any way any collective-bargaining agreement, recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Aimmune or its subsidiaries;

•	take any action to accelerate the timing of any rights, payments, vesting or benefits under any benefit or compensation plan, policy, program, agreement or arrangement;

•	grant, amend or modify any equity or equity-based awards;

•	hire, engage or terminate any officer, employee, independent contractor or consultant, with respect to any such person who has annual compensation in excess of $150,000;

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waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•	implement any employee layoffs that result in notice and similar obligations under the Worker Adjustment and Retraining Notification Act of 1988, or any similar laws;

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settle or offer or propose to settle any claim or litigation, in each case made or pending against Aimmune or any of its subsidiaries, other than the settlement of claims or litigation in the Ordinary Course of Business that require payments (net of insurance proceeds) not to exceed $100,000 individually or $250,000 in the aggregate, subject to specified exceptions;

•	make any material change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Aimmune;

•	adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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make, change, revoke or rescind any material election relating to taxes, make any amendment with respect to any material tax return, settle or compromise any material tax liability, consent to an extension of the period of assessment or collection of any material taxes, request any tax rulings from (or enter into any closing agreement with respect to taxes with) any governmental authority, surrender any right to claim a material tax refund, change an annual accounting period for tax purposes, change any material accounting method for tax purposes, or enter into any tax sharing agreements;

•	make any capital expenditures;

•	make any investments or material changes with respect to Aimmune’s production process;

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terminate, amend or modify in any material respect, extend or fail to exercise any renewal option, or waive rights or claims under certain specified contracts, or any contract that, if entered into prior to the date of the Merger Agreement, would have been a specified contract;

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enter into any contract described in the immediately preceding bullet point, any government contract or any contract that contains a change in control or similar provision in favor of the other party that would require a material payment to or give rise to any material rights of such other party in connection with the consummation of the Offer or the Merger or any subsequent change in control of Aimmune;

•	commence any clinical trial in respect of any of Aimmune’s products or product candidates;

•	terminate, suspend, modify or otherwise take any step to limit the effectiveness or validity of any applicable Authorization;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	take any action which may cause the Merger Agreement, the Offer or the Merger not be governed by Section 251(h) of the DGCL;

•	commence any new line of business; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time (or, if earlier, the termination of the Merger Agreement in accordance with the provisions described under the subsection “—Termination”) Aimmune has agreed that it will not, and will cause its subsidiaries and their respective directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents, consultants or representatives (each of the foregoing, a “Representative”) not to, among other things:

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solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to a Takeover Proposal, (as defined below);

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provide any non-public information concerning Aimmune or any of its subsidiaries to any person or group (or any Representative thereof, in its capacity as such) who would reasonably be expected to make any Takeover Proposal;

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engage, enter into, continue or otherwise participate in any discussions or negotiations with any third party with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal;

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amend, release or waive, or consent to the release or waiver of, any provision of any standstill or similar agreement or approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL;

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enter into a letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement, in each case relating to a Takeover Proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the Merger Agreement, Aimmune and its Representatives may participate in discussions with a person who has made an inquiry or proposal for the purpose of seeking to clarify and understand any terms of any inquiry or proposal solely to determine whether such inquiry or proposal constitutes a bona fide Takeover Proposal. Aimmune has agreed that any violation of the non-solicitation provisions of the Merger Agreement by any Representative of Aimmune or its subsidiaries will be deemed a breach by Aimmune of these provisions.

Aimmune has also agreed that it will, and will cause its subsidiaries and its and their Representatives to, (i) cease and cause to be terminated all discussions or negotiations, if any, that took place prior to or may have been ongoing at the time of the execution and delivery of the Merger Agreement with any person or group with respect to any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (ii) promptly (and in any event with 24 hours after the execution of the Merger Agreement) terminate access by any third party to any physical or electronic data room relating to any such Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (iii) promptly (and in any event within three days after the date of the Merger Agreement) request the prompt return or destruction of any non-public information provided to any third party in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, and all documents incorporating such information created by any such third party, in each case to the extent that Aimmune is entitled to have such documents returned or destroyed.

Further, Aimmune has agreed to notify Nestlé promptly (and in any event within 24 hours) if Aimmune or its Representatives receives any Takeover Proposal. In connection with such notice, Aimmune is required to provide the identity of the person or group making such Takeover Proposal and un-redacted copies of any written Takeover Proposal (and documents related thereto) and a written summary of all material oral terms and conditions. Thereafter, Aimmune has agreed to keep Nestlé reasonably informed on a prompt basis (and in any event within 24 hours) of material changes to the status or terms of any such Takeover Proposal, including by providing un-redacted copies of all written Takeover Proposals and written summaries of all material oral terms related to any Takeover Proposal.

Notwithstanding the restrictions described above, at any time prior to the Acceptance Time, if Aimmune receives a bona fide written Takeover Proposal from a third party made after the date of the Merger Agreement that did not result from a material breach of the solicitation restrictions described in this subsection “—No Solicitation” and the disinterested members of the Aimmune Board determine in good faith, after consultation with their financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that the failure to take the following actions would be inconsistent with the Aimmune Board’s fiduciary duties under applicable law, then Aimmune may:

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enter into a confidentiality agreement containing terms no less favorable, in the aggregate, to Aimmune than those contained in the Confidentiality Agreement (as defined in this Offer to Purchase) (provided that such confidentiality agreement need not contain any “standstill” or similar obligation and shall expressly not prohibit or adversely affect Aimmune’s rights thereunder upon compliance by Aimmune with the provisions of the Merger Agreement) (an “Acceptable Confidentiality Agreement”) with the person making such Takeover Proposal and, thereafter and pursuant to such Acceptable Confidentiality Agreement, furnish information with respect to Aimmune and its subsidiaries to such person; provided, however, that to the extent Aimmune provides any non-public information to such person that was not previously provided to Nestlé, Aimmune is required to provide such non-public information to Nestlé as soon as reasonably practicable, and in any event within 24 hours, of providing such non-public information to such person; and

•	engage in discussions and negotiations with such person and such person’s Representatives regarding such Takeover Proposal.

The non-solicitation and other related covenants do not prohibit Aimmune from (i) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to its stockholders if, in the good faith determination of the disinterested member of the Aimmune Board, after consultation with outside legal counsel, failure to do so would be inconsistent with the Aimmune Board’s fiduciary duties under applicable law or (iii) making any “stop-look-and-listen” communication to the Aimmune stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to Aimmune stockholders) in which Aimmune indicates that it has not changed the Recommendation, provided that the disinterested members of the Aimmune Board may not make an Adverse Recommendation Change except as set forth below.

The term “Takeover Proposal” means any inquiry, offer or proposal, including any amendment or modification to any existing offer or proposal, whether or not in writing (other than, in each case, an offer or proposal made or submitted by or on behalf of Nestlé or Purchaser), relating to any transaction or series of related transactions, in each case other than the transactions contemplated by the Merger Agreement, with a person or group relating to (i) any acquisition or exclusive license of PALFORZIA or any other license granting commercialization rights with respect to PALFORZIA, (ii) any direct or indirect acquisition or purchase of a business of Aimmune or its subsidiaries that constitutes or generates greater than fifteen percent (15%) or more of the net revenues or net income of Aimmune and its subsidiaries on a consolidated basis, (iii) the issuance to such person or group or acquisition by such person or group of greater than fifteen percent (15%) of the equity interests in Aimmune or (iv) the sale, lease, license or other transfer to such person or group of greater than fifteen percent (15%) of the assets of Aimmune and its subsidiaries on a consolidated basis pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, partnership, joint venture, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

The term “Superior Proposal” means any bona fide, written Takeover Proposal for the acquisition of no less than a majority of the outstanding capital stock of Aimmune or the assets of Aimmune and its subsidiaries on a consolidated basis that did not result from a breach of the restrictions described under the subsections “—No Solicitation” or “—Adverse Recommendation Change; Termination for a Superior Proposal; Match Rights,” which the disinterested members of the Aimmune Board determine in good faith (after consultation with their financial advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would be more favorable to the Unaffiliated Stockholders from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Nestlé in connection with its match right described under the subsection “—Adverse Recommendation Change; Termination for a Superior Proposal; Match Rights”).

Adverse Recommendation Change; Termination for a Superior Proposal; Match Rights

Subject to the provisions described below, the disinterested members of the Aimmune Board will recommend that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Aimmune has agreed that neither the disinterested members of the Aimmune Board nor any committee of the Aimmune Board will: (i) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Nestlé or Purchaser), the Recommendation or the findings or conclusions of the disinterested members of the Aimmune Board or publicly propose to do any of the foregoing; (ii) approve, authorize or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal; (iii) fail to recommend against the acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Nestlé or Purchaser) for the Shares within ten business days after the commencement of such offer; (iv) fail to publicly reaffirm the Recommendation within five business days after Nestlé so requests in writing; or (v) publicly propose or announce an intention to take, or resolve or agree to take, any of the foregoing actions (any such actions, an “Adverse Recommendation Change”). In addition, Aimmune has agreed that it will not execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal, other than an Acceptable Confidentiality Agreement (collectively, an “Acquisition Agreement”).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time, the disinterested members of the Aimmune Board may (i) in response to an Intervening Event (as defined below), make an Adverse Recommendation Change (but solely by way of the actions described in clauses (i), (iv) and (v) of the definition of Adverse Recommendation Change (and, in the case of clause (v), solely with respect to actions described in clauses (i) and (iv) of such definition)) or (ii) in response to a bona fide written Takeover Proposal made after the date of the Merger Agreement that did not result from a breach of the solicitation restrictions described in the subsection “—No Solicitation” and which has not been withdrawn, (A) make any Adverse Recommendation Change or (B) terminate the Merger Agreement pursuant to a Superior Proposal Termination (as defined below and subject to the conditions thereof as described in the subsection “—Termination”) (provided that Aimmune shall not be able to exercise such termination right unless Aimmune (1) has complied with its match right obligations described below, (2) pays or causes to be paid the Termination Amount payable as described under the subsection “—Termination Fees” and (3) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal), in each case, subject to the following conditions:

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with respect to an Intervening Event, the disinterested members of the Aimmune Board must determine in good faith (after consulting with outside legal counsel) that the failure to take such action would be inconsistent with the Aimmune Board’s fiduciary duties under applicable law;

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with respect to a Superior Proposal, the disinterested members of the Aimmune Board must determine in good faith (after consulting with outside legal counsel and their financial advisor) that the Takeover Proposal constitutes a Superior Proposal and that the failure to take such action with respect to such

Superior Proposal would be inconsistent with the Aimmune Board’s fiduciary duties under applicable law;

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Aimmune must provide Nestlé four business days’ prior written notice (the “Match Right Notice”) prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement pursuant to a Superior Proposal Termination advising Nestlé that Aimmune intends to take such action and specifying, in reasonable detail, the reasons for such action and (i) with respect to a Superior Proposal, the material terms and conditions of any such Superior Proposal (and disclosing the identity of the person making such Superior Proposal and providing copies of the most current versions of any proposed agreements relating thereto) or (ii) with respect to an Intervening Event, the details of such Intervening Event;

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during such four-business day period, if requested by Nestlé, Aimmune and its Representative must negotiate in good faith with Nestlé regarding changes to the terms of the Merger Agreement proposed by Nestlé or another proposal to the extent proposed by Nestlé so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable;

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the disinterested members of the Aimmune Board must consider any adjustments to the Merger Agreement and any other agreements or proposals that may be proposed in writing by Nestlé (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth business day of such four-business day period, and determine in good faith (after consultation with their financial advisors and outside legal counsel) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate the Merger Agreement pursuant to a Superior Proposal Termination, as applicable, would be inconsistent with the Aimmune Board’s fiduciary duties under applicable law.

In the event of any (i) material changes in the changes, effects, events, occurrence or facts relating to an Intervening Event or (ii) changes to the financial terms or material revisions to the other terms of a Superior Proposal, Aimmune is required to deliver to Nestlé a new Match Right Notice consistent with that described in the third bullet point above and a new two business day notice period described in the fourth bullet point above will commence (but in no event will such new notice period be shorter than the initial four business day notice period).

The term “Intervening Event” means any change, event, occurrence or fact that materially affects Aimmune and its subsidiaries, taken as a whole (other than any change, event, occurrence or fact resulting from a material breach of the Merger Agreement by Aimmune) that was not known by the disinterested members of the Aimmune Board (or if known, the consequences of which were not reasonably foreseeable to such disinterested members) as of the date of the Merger Agreement, which change, event, occurrence or fact becomes known to the disinterested members of the Aimmune Board prior to the Acceptance Time; provided, however, that the following will not constitute or give rise to an Intervening Event: (i) any Takeover Proposal, (ii) any change in applicable law, regulation or GAAP proposed, approved or enacted after the date of the Merger Agreement or (iii) the fact, in and of itself, that Aimmune exceeds internal or published projections.

Access to Information; Confidentiality

Subject to certain confidentiality and other exceptions and limitations, prior to the earlier of the Effective Time and the termination of the Merger Agreement, (i) Aimmune will, and will cause its subsidiaries and their respective Representatives to, afford Nestlé and its Representatives reasonable access during normal business hours to all of Aimmune’s and its subsidiaries’ properties, books and records and, upon reasonable notice by Nestlé, to those employees and Representatives of Aimmune to whom Nestlé requests access and (ii) Aimmune will furnish to Nestlé, as promptly as reasonably practicable and upon reasonable notice, all financial, operating and other data and information concerning Aimmune’s and its subsidiaries’ business, properties and personnel as Nestlé through its Representatives may reasonably request.

Reasonable Best Efforts; Transaction Litigation

Each of Nestlé, Purchaser and Aimmune has agreed that it and its affiliates will use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any governmental authority or any third party, and make all necessary registrations, declarations and filings with, and notices to, any governmental authorities (including pursuant to the HSR Act and any non-U.S. competition, merger control, antitrust, foreign investment or similar law), and to take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by any governmental authority in connection with the transactions contemplated by the Merger Agreement.

However, notwithstanding anything to the contrary in the Merger Agreement, Nestlé and its affiliates will not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Nestlé, Aimmune and its subsidiaries will not be permitted to effect to undertake (or be required to agree or consent to) any sale, license, divestiture or disposition or holding separate of, or any other structural, behavioral or conduct remedy with respect to, or any other action that alters or restricts in any way the conduct or operation of (in each case, whether before or after the Acceptance Time or the Effective Time) any assets, businesses, divisions, operations, products or product lines, commercial practices, intellectual property rights, relationships, contractual rights, obligations or arrangements of Nestlé or Aimmune (or any of their respective subsidiaries or affiliates).

Further, in no event will Nestlé, Aimmune or any of their respective subsidiaries be obligated to litigate or participate in any Transaction Litigation brought by a governmental authority challenging or seeking to restrain, make illegal, prohibit or place conditions on the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. However, Nestlé has the right, in its discretion, to litigate or participate in (subject to a customary joint defense agreement), but not control, the litigation of any such Transaction Litigation. Nestlé and Aimmune will promptly advise the other party orally and in writing of any developments (other than immaterial developments) regarding, and each of Nestlé, Aimmune and Purchaser will cooperate fully with each other in connection with, and shall consult with and permit the other party and its Representatives to participate in, the defense, negotiation or settlement of any Transaction Litigation. Aimmune will give reasonable and good faith consideration to Nestlé’s advice with respect to such Transaction Litigation. Aimmune will not, and will not permit any of its subsidiaries nor any of its or their Representatives to settle or agree to a settlement arrangement regarding any Transaction Litigation unless Nestlé consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

The term “Transaction Litigation” means any suit, claim (or counterclaim), litigation, action, charge, complaint, audit, investigation, arbitration, inquiry, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other governmental authority, arbitrator or mediator or arbitration or mediation panel commenced or threatened by any governmental authority or any private party against Nestlé, Aimmune or any of their respective affiliates arising out of or relating to the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

Antitrust Filings

Each of Nestlé, Purchaser and Aimmune has agreed to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable after the date of the Merger Agreement (and in any event no later than 10 business days) and make any filings as may be required under any non-U.S. competition, merger control, antitrust, foreign investment or similar law as promptly as practicable after the date of the Merger Agreement, (ii) use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any non-U.S. competition, merger control, antitrust, foreign investment or similar law, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with the provisions of the Merger Agreement to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any non-U.S. competition, merger control, antitrust, foreign investment or similar law as promptly as practicable.

In addition, subject to applicable laws, redaction where necessary, and the instructions of any governmental authority, each of Nestlé and Aimmune have agreed to use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies of any such written communications, received by Nestlé or any of its Representatives, or Aimmune or any of its Representatives, as the case may be, from any third party or governmental authority with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Each of Nestlé and Aimmune have agreed that neither of them will participate in any substantive meeting, telephone call or discussion with any governmental authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the Offer, the Merger or the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party a reasonable opportunity to attend and participate at such meeting, telephone call or discussion. Subject to reasonable limitations limiting access to outside counsel, each of Nestlé and Aimmune have agreed to consult with the other regarding all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Nestlé, Aimmune or any of their respective subsidiaries to any third party or any governmental authority in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement.

State Takeover Statutes

If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any applicable law (each, a “Takeover Statute”) becomes or is deemed to be applicable to Aimmune, Nestlé or Purchaser, the Offer or the Merger, or any other transaction contemplated by the Merger Agreement, Aimmune has agreed that Aimmune and the disinterested members of the Aimmune Board will grant all approvals and take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Statute on the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Benefit Plans and Employee Matters

The Merger Agreement provides that, for the period commencing on the closing date of the Merger and ending on December 31, 2021 (the “Continuation Period”) or, if shorter, during the period of continued employment of the relevant employee, Nestlé will cause its subsidiaries to provide to each employee who is employed by Aimmune or its subsidiaries immediately before the closing of the Merger and who continues employment with subsidiaries of Nestlé immediately following the closing of the Merger (each, a “Company Employee”), (i) annual base salary or wage rate that is at least equal to the base salary or wage rate provided by Aimmune or any of its subsidiaries to such Company Employee immediately prior to the closing of the Merger, (ii) short-term target cash incentive opportunities that are at least equal to the target cash incentive opportunities provided by Aimmune or any of its subsidiaries to such Company Employee immediately prior to the closing of the Merger and (iii) other employee benefits (excluding equity or equity based compensation, stock purchase, defined benefit pension, non-qualified deferred compensation, severance and retiree health or welfare benefits), in each case, that (together with any additional cash or other compensation of benefits provided by Nestlé) are substantially comparable, in the aggregate, to the employee benefits provided to the Company Employee as of immediately prior to the closing of the Merger.

In addition, the Merger Agreement provides that each Company Employee will be given credit for all full or partial years of service with Aimmune and its subsidiaries and their respective predecessors performed prior to the closing of the Merger (i) for purposes of eligibility to participate and vesting under any employee benefit plan, including any 401(k) plan, or paid time off to the same extent and for the same purposes that past service was recognized for such Company Employees under the comparable Aimmune benefit plans in effect immediately prior to the closing of the Merger and (ii) for purposes of calculating any entitlement to paid time off or to such severance benefits described below. This paragraph does not require crediting of service that would result in (i) duplication of benefits or compensation for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan or retiree or post-termination health or welfare benefits.

Nestlé has agreed that, in the event of any change in the group health benefit plans provided to Company Employees in the year in which the Merger closes or in the Continuation Period, Nestlé will, or will cause the Surviving Corporation to, cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible, covered dependents) under any group health benefit plans in which Company Employees participate following the closing of the Merger, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change under the analogous Aimmune benefit plan in effect immediately prior to the closing of the Merger, and (ii) the crediting of each Company Employee (or his or her eligible, covered dependents) with any co-payments and deductibles paid under a group health benefit plan prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change to the extent that such amounts were satisfied or did not apply under the analogous Aimmune benefit plan in effect immediately prior to the closing of the Merger.

In addition, Nestlé has agreed that it will, or will cause the Surviving Corporation or its applicable subsidiaries to, honor certain employment agreements, severance agreements and offer letters set forth in the Disclosure Letter.

With respect to each cash bonus or cash incentive compensation award granted or payable pursuant to Aimmune’s bonus plan in effect as of the date of the Merger Agreement (the “Bonus Plan”) (or pursuant to any cash bonus component under Aimmune’s 2015 Equity Incentive Award Plan, if applicable (the “Equity Plan Bonus Component”)), whether determined on an individual or an aggregate basis, with respect to which the performance period is the 2020 calendar year, Nestlé has agreed that Nestlé will, or will cause the Surviving Corporation or its applicable subsidiaries to, pay bonuses to all Company Employees who are eligible to receive such bonus or award, as determined based on the terms of the Bonus Plan and Equity Plan Bonus Component as administered consistent with Aimmune’s practice prior to the closing, at no less than 80% target levels, with such bonuses to be paid at such times required under the terms of the Bonus Plan and Equity Plan Bonus Component and in accordance with Aimmune’s prior practices, but in no event later than March 15, 2021. The determination of the amount of the bonuses payable pursuant to the preceding sentence will be made after consultation with the individual serving in the most senior executive position with the Surviving Corporation after the closing of the Merger who was also a member of the executive committee of the management team of Aimmune immediately prior to the closing. Further, each of Nestlé, Aimmune and Purchaser have agreed that the assessment of Aimmune’s performance during the portion of 2020 following the closing of the Merger, and of the other elements applicable to the determination as to whether a bonus should be earned under the Bonus Plan or Equity Plan Bonus Component, as applicable, will be made in good faith and with due regard for strong performance during the portion of 2020 following the closing of the Merger.

Nestlé has also agreed that, during the Continuation Period, Nestlé will, or will cause the Surviving Corporation or its applicable subsidiaries to, provide to any Company Employee whose employment is involuntarily terminated without cause by Nestlé, the Surviving Corporation or their applicable subsidiaries after the closing of the Merger, with severance payments in an amount equal to such Company Employee’s contractual entitlement to severance or, if such Company Employee is not subject to a contractual entitlement to severance, between 8 and 52 weeks, depending on such Company Employee’s years of service, as described in the Disclosure Letter. A Company Employee will not be entitled to the severance payments described in the foregoing sentence unless such Company Employee executes (and does not revoke) a valid waiver and release of all claims against Nestlé, the Surviving Corporation or their applicable subsidiaries in a form reasonably satisfactory to Nestlé.

The Merger Agreement provides that none of the provisions described under this section “—Benefit Plans and Employee Matters” (i) creates any third party beneficiary or other rights (A) in any other person, including any current or former employees, officers, directors or individual service providers of the Surviving Corporation, Aimmune, any of their respective subsidiaries or affiliates, any Company Employee or any dependent or beneficiary thereof or (B) to continued employment or service (or to a particular term or condition of employment or service) with Nestlé, the Surviving Corporation or their respective subsidiaries or affiliates; (ii) will be treated as an establishment, termination, amendment or other modification of any employee benefit or compensation plan, or (iii) limits the right of Nestlé, the Surviving Corporation or any of their respective affiliates or subsidiaries to (A) establish, amend, terminate or otherwise modify any benefit or compensation plan, policy, program, contract, agreement or arrangement sponsored or maintained by any of them after the Effective Time, or (B) terminate the employment or service of any person, employee or other individual service provider after the Effective Time at any time for any reason.

Indemnification, Exculpation and Insurance

The Merger Agreement provides for certain indemnification, exculpation from liabilities, advancement of expenses and insurance rights in favor of any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Aimmune or its subsidiaries (each, an “Indemnified Party”). Specifically, Nestlé has agreed that, for six years from and after the Effective Time, Nestlé will cause the Surviving Corporation to honor, fulfill, perform and satisfy the obligations of Aimmune and its subsidiaries under (i) each indemnification agreement in effect between Aimmune or any of its subsidiaries and any Indemnified Party made available to Nestlé prior to the date of the Merger Agreement and (ii) any indemnification and exculpation provision set forth in Aimmune’s certificate of incorporation and bylaws as in effect on the date of the Merger Agreement. In addition, Nestlé has agreed that, for six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain (and Nestlé will cause them to contain) provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than those set forth in the certificate of incorporation and bylaws of Aimmune as in effect on the date of the Merger Agreement.

The Merger Agreement also provides that, prior to the Effective Time, Aimmune will use reasonable best efforts to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person covered as of the date of the Merger Agreement by Aimmune’s directors’ and officers’ liability insurance policy and each person who becomes covered by Aimmune’s directors’ and officers’ liability insurance policy prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the Effective Time and at an aggregate price not to exceed 300% of the aggregate amount per annum paid by Aimmune in its last full fiscal year prior to the date of the Merger Agreement for such insurance (the “Current Premium”). If Aimmune or Nestlé obtains such prepaid “tail” or “runoff” policies prior to the Effective Time, the Surviving Corporation shall, and Nestlé will cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to perform and satisfy the obligations thereunder. If Aimmune fails to purchase such “tail” or “runoff” policy prior to the Effective Time, then either (i) Nestlé may purchase such “tail” or “runoff” policy or (ii) the Surviving Corporation will, and Nestlé will cause the Surviving Corporation to, maintain a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by Aimmune’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of the Merger Agreement for six years from and after the Effective Time. Notwithstanding the foregoing, regardless of who obtains the “tail” or “runoff” policy, neither Nestlé nor the Surviving Corporation will be obligated to pay annual premiums in an aggregate amount in excess of 300% of the Current Premium, and if such premiums for such insurance would at any time exceed such amount, then Nestlé or the Surviving Corporation will cause to be maintained insurance policies that, in the good faith judgment of Nestlé or the Surviving Corporation, provide the maximum coverage available at an annual aggregate premium equal to 300% of the Current Premium.

Conditions to the Offer

See “The Tender Offer—Section 11. Conditions of the Offer.”

Conditions to the Merger

The respective obligation of each of Nestlé, Aimmune and Purchaser to effect the Merger is subject to the satisfaction or waiver (by mutual written consent of Nestlé and Aimmune) of the following conditions (the “Merger Conditions”):

•

no temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law (“Restraint”) is in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Merger; and

•	the Acceptance Time has occurred and the Offer has been consummated.

Termination

The Merger Agreement may be terminated:

•	by mutual written consent of Nestlé and Aimmune;

•	by either Nestlé or Aimmune, if:

•

the Acceptance Time has not occurred on or before December 31, 2020 (the “Outside Date”); provided, however, that if, as of the original Outside Date, any of the HSR Condition, the Restraints Condition (solely with respect to antitrust laws) or the Germany Antitrust Condition have not been satisfied, then the Outside Date shall be automatically extended to January 31, 2021; provided, further, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Acceptance Time to occur on or before the Outside Date (an “Outside Date Termination”);

•	any permanent Restraint in effect restraining, enjoining, making illegal or otherwise preventing or prohibiting the consummation of the Offer or the Merger has become final and nonappealable; or

•

the Offer has expired or has been terminated without Purchaser having accepted Shares for payment pursuant to the Offer and, at the time of such expiration or termination, any Offer Condition (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) has not been satisfied or waived; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of any such Offer Condition to be satisfied (a “Failed Offer Condition Termination”);

•	by Nestlé, if, prior to the Acceptance Time:

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Aimmune set forth in the Merger Agreement has occurred that (i) would cause any of the conditions set forth in clauses (a)(iii) or (a)(iv) of “The Tender Offer—Section 11. Conditions of the Offer” to exist and (ii) either (A) is not capable of being cured prior to the Outside Date or (B) is not cured within 30 calendar days after Nestlé’s delivery of written notice to Aimmune of such breach; provided, however, that this right will not be available to Nestlé if Purchaser or Nestlé is then in material breach of the Merger Agreement (an “Aimmune Material Breach Termination”);

•	an Adverse Recommendation Change has occurred (an “Adverse Recommendation Termination”); or

•

Aimmune has materially breached any of its obligations under the provisions described under the subsections “—No Solicitation” or “—Adverse Recommendation Change; Termination for a Superior Proposal; Match Rights” (a “Deal Protection Covenant Breach Termination”);

•	by Aimmune, prior to the Acceptance Time:

•

if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Nestlé or Purchaser set forth in the Merger Agreement has occurred that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) either (A) is not capable of being cured prior to the Outside Date or (B) is not cured within 30 calendar days after Aimmune’s delivery of written notice to Nestlé of such breach; provided, however, that this right will not be available to Aimmune if Aimmune is then in material breach of the Merger Agreement; or

•

to accept a Superior Proposal after complying with its match right obligations described under the subsection “—Adverse Recommendation Change; Termination for a Superior Proposal; Match Rights” and enter into an Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that the payment of the Termination Amount (as defined below) to Nestlé is a condition to Aimmune’s exercise of this termination right and Aimmune will not have the right to exercise this termination right if such Superior Proposal has resulted from a material breach of the solicitation restrictions described in the subsection “—No Solicitation” (such termination right, a “Superior Proposal Termination”).

If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect, without liability on the part of any party to the Merger Agreement, other than certain provisions relating to confidentiality, the termination provisions and the general provisions, except that (i) the Confidentiality Agreement and (ii) certain specified provisions of the Merger Agreement, including those described under the subsection “—Termination Fee,” will survive. However, no such termination will relieve any party from liability for fraud or for any material and willful breach of the Merger Agreement that occurs prior to such termination.

Termination Fees

Aimmune has agreed to pay Nestlé a termination fee of $85,000,000 (the “Termination Amount”) if any of the following shall have occurred:

•	an Adverse Recommendation Termination;

•	a Deal Protection Covenant Breach Termination;

•	a Superior Proposal Termination;

•

an Outside Date Termination, a Failed Offer Condition Termination or an Aimmune Material Breach Termination, in each case, if (i) any person has publicly disclosed or otherwise communicated to the Aimmune Board a Takeover Proposal after the date of the Merger Agreement that is not withdrawn at the time of termination and (ii) on or before the date that is 12 months after the date of such termination, Aimmune enters into an Acquisition Agreement with respect to any Takeover Proposal or consummates any Takeover Proposal; provided, however, that for purposes of the foregoing clause (ii), references to 15% in the definition of “Takeover Proposal” will be deemed to be references to 50% (any such termination described in this bullet point, a “Tail Termination Event”).

The Termination Amount will be payable to Nestlé by wire transfer of same-day funds within two business days following the applicable termination date, except that, in the case of a Tail Termination Event, the Termination Amount will be payable to Nestlé on the date that the applicable transaction is entered into or consummated (whichever is earlier).

Nestlé, Purchaser and Aimmune have agreed that payment of the Termination Amount will be the sole and exclusive remedy of Nestlé and Purchaser in the event of any termination of the Merger Agreement in the circumstances described in this subsection “—Termination Fees.” In no event will Aimmune be required to pay the Termination Amount on more than one occasion. Further, the parties to the Merger Agreement have agreed that receipt of such Termination Amount by Nestlé will be deemed to be liquidated damages for any and all losses suffered or incurred by Nestlé or any of its affiliates or Representatives in connection with the Merger Agreement and the transactions contemplated thereby, and that neither Nestlé nor any of its affiliates or Representatives may bring or maintain any litigation or make any claim against Aimmune or any of its affiliates or Representatives arising out of or relating to the Merger Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination. However, nothing in this paragraph relieves Aimmune from liability for fraud or any material and willful breach of the Merger Agreement prior to termination.

Specific Performance

Nestlé, Purchaser and Aimmune have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy for any such damages. Accordingly, the parties have acknowledged and agreed that in the event of any breach or threatened breach by the Aimmune, on the one hand, or Nestlé or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Aimmune, on the one hand, and Nestlé and Purchaser, on the other hand, will be entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to seek to enforce specifically the performance of terms and provisions of the Merger Agreement, without proof of actual damages, in addition to any other remedy to which each party is entitled at law or in equity. Nestlé, Purchaser and Aimmune have further agreed not to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

Fees and Expenses

Except as set forth above under the subsection “—Termination Fees,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

The Merger Agreement may be amended by an instrument in writing signed by or on behalf of each of the parties at any time before or after the Acceptance Time, except that, after the Acceptance Time, no amendment can be made that (i) decreases the Offer Price or the Merger Consideration, (ii) requires approval of the stockholders of Aimmune under applicable law or stock exchange rules without such approval having first been obtained or (iii) is not permitted under applicable law.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any laws that would cause the laws of any jurisdiction other than the State of Delaware to apply.

7.	Appraisal Rights; Rule 13e-3

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Dissenting Shares at the Effective Time who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the rights of holders of Shares to require appraisal of such Shares and who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Dissenting Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the per share price to be paid pursuant to the Merger. Moreover, we or Aimmune may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

If any holder of Dissenting Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Dissenting Shares of such stockholder will be converted into the right to receive the Merger Consideration, without interest and subject to any required withholding of taxes, in accordance with the Merger Agreement.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached to the Schedule 14D-9 as Annex D.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated in accordance with Section 251(h) of the DGCL, such stockholder must (among other things) do all of the following: (a) no later than the later of the consummation of the Offer, which shall occur on the date on which Purchaser irrevocably accepts the Shares for purchase, and 20 days after the date of mailing of the notice referred to in the previous paragraph, properly deliver to Aimmune a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform Aimmune of the identity of the stockholder and that the stockholder is demanding appraisal;

(b) not tender such stockholder’s Shares in the Offer; and (c) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time. Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.

The foregoing summary of appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is set forth in Schedule C attached to this Offer to Purchase. The preservation and exercise of appraisal rights require timely adherence to the applicable provisions of Delaware law. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration.

Rule 13e-3. Because Nestlé may be deemed an affiliate of Aimmune, the transactions contemplated by the Merger Agreement may constitute a “going private transaction” under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Aimmune and certain information relating to the fairness of the Offer and the Merger and the consideration offered to the Unaffiliated Stockholders be filed with the SEC and disclosed to the Unaffiliated Stockholders. Nestlé has provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.

8.	Transactions and Arrangements Concerning the Shares and Other Securities of Aimmune

Except as set forth in Schedule B, (i) none of  (A) Nestlé, (B) Purchaser or (C) to the knowledge of Nestlé or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Nestlé, Purchaser or any of the persons so listed, beneficially owns any Shares and (ii) none of  (A) Nestlé, (B) Purchaser, (C) to the knowledge of Nestlé or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Nestlé or Purchaser, and (D) any pension, profit-sharing or similar plan of Nestlé or Purchaser has effected any transaction in Shares during the past 60 days.

According to Aimmune, all unaffiliated directors and executive officers of Aimmune intend to tender all Shares owned by such directors and executive officers. To Nestlé and Purchaser’s knowledge, neither Aimmune nor any of its directors, executive officers or affiliates has made a recommendation either in support of or opposed to the transaction and the reasons for the recommendation, other than as set forth in the Schedule 14D-9 filed by Aimmune with the SEC.

Except as set forth in “Special Factors—Section 9. Certain Agreements Between Nestlé and its Affiliates and Aimmune,” none of Nestlé, Purchaser or, to the knowledge of Nestlé or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Aimmune (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in “Special Factors—Section 1. Background,” “Special Factors—Section 9. Certain Agreements Between Nestlé and its Affiliates and Aimmune,” and this Section 8, in the past two years, (i) there have been no transactions between any of Nestlé, Purchaser or, to the knowledge of Nestlé or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Aimmune or any of its affiliates that are not natural persons, on the other hand, for which the aggregate value of the transaction was more than one percent of Aimmune’s consolidated revenues for the fiscal year in which the transaction occurred or the past portion of the current fiscal year (if the transaction occurred in the current fiscal year), (ii) there have been no transactions between any of Nestlé, Purchaser or, to the knowledge of Nestlé or Purchaser after reasonably inquiry, any of the persons listed in Schedule A, on the one hand, and any executive officer, director or affiliate of Aimmune who is a natural person, on the other hand, for which the aggregate value of the transaction, or series of similar transaction with such director, executive officer or affiliate, exceeded $60,000; (iii) there have been no negotiations, transactions or material contacts between any of Nestlé, Purchaser, their respective subsidiaries, or, to the knowledge of Nestlé or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Aimmune or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Aimmune’s securities, an election of Aimmune’s directors or a sale or other transfer of a material amount of assets of Aimmune; and (iv) to the knowledge of Nestlé or Purchaser after reasonable inquiry, there have been no negotiations or material contacts between (A) any affiliate of Aimmune and (B) Aimmune or any of its affiliates, on the one hand, and any person not affiliated with Aimmune, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Aimmune’s securities, an election of Aimmune’s directors or a sale or other transfer of a material amount of assets of Aimmune.

On November 2016, the Aimmune Board appointed Greg Behar, Chief Executive Officer of Nestlé Health Science (as defined in this Offer to Purchase), as a member of the Aimmune Board.

9.	Certain Agreements between Nestlé and its Affiliates and Aimmune

In November 2016, Nestec Ltd., which was subsequently merged with and into Nestlé, entered into a two-year strategic collaboration with Aimmune for the advancement of food allergy therapeutics. As part of this collaboration, Aimmune issued and sold to NHSUS 7,552,084 Shares, representing approximately 15.1% of Aimmune’s then outstanding Shares as of November 23, 2016, in a private placement at a price of $19.20 per Share.

The initial investment launched a two-year strategic collaboration between Aimmune and Nestlé Health Science, the terms of which enable both parties to discuss Aimmune’s current and future oral immunotherapy development programs through a newly established pipeline forum. Nestlé Health Science agreed to provide ongoing scientific, regulatory, and commercial expertise and advice to Aimmune through the pipeline forum. Any information disclosed in the collaboration will remain Aimmune’s confidential information, and any new ideas or inventions that arise that relate to Aimmune’s products will be Aimmune’s solely owned intellectual property.

In connection with the strategic collaboration and Nestlé Health Science’s initial investment in Aimmune, Nestlé Health Science and Aimmune entered into a standstill agreement. The standstill agreement contained a market standoff provision, pursuant to which, subject to certain limited exceptions, Nestlé Health Science agreed not to sell or transfer any Shares or securities convertible into, exchangeable for, exercisable for or repayable with Shares. The standstill agreement also imposed certain standstill restrictions that limited the ability of Nestlé Health Science, without the approval of the Aimmune Board who are not affiliated with Nestlé Health Science, to effect or seek to effect a transaction to acquire Aimmune through any means. Notwithstanding the standstill restrictions, the standstill agreement expressly permits Nestlé Health Science to initiate and engage in confidential discussions with the Aimmune Board regarding any such transaction.

Aimmune agreed to register the resale of the shares that NHSUS purchased on a registration statement to be filed with the SEC upon the request of NHSUS, which could make the request prior to the 45th day preceding the end of the market standoff provision. The investment and the collaboration do not include any development milestones, product marketing rights or royalties.

In November 2018, the parties entered into an extension of the strategic collaboration on similar terms and Aimmune issued and sold an additional 3,237,529 of its Shares in a private placement at a price of $30.27 per

Share for aggregate proceeds of $98 million, increasing Nestlé Health Science’s ownership of Aimmune to approximately 19%. The transaction documents included the extension of the registration rights, standstill rights and market standoff provisions. Aimmune was not subject to any partnership, collaboration, or negotiation restrictions under the extension agreements. In addition, Aimmune retained all rights to its current and future pipeline assets.

Pursuant to the terms of the collaboration, during the term of such collaboration, and for so long as Nestlé Health Science holds not less than 14% of Aimmune’s outstanding Shares, Nestlé Health Science is entitled to designate one nominee to serve as a director on the Aimmune Board. In November 2016, Greg Behar joined the Aimmune Board on behalf of Nestlé Health Science. The strategic collaboration agreement contains a non-competition covenant pursuant to which Nestlé Health Science has agreed not to engage in certain activities relating to oral immunotherapy for the treatment of food allergies. For the year ended December 31, 2019, Aimmune neither paid nor received any amounts to or from Nestlé Health Science in connection with activities carried out in connection with the collaboration.

In February 2020, Aimmune announced an additional $200 million equity investment by Nestlé Health Science and the extension of the existing strategic collaboration designed to enable the development and commercialization of innovative food allergy therapies, which terminates in November 2021. In connection with the February 2020 equity investment, the parties entered into a Securities Purchase Agreement (the “Purchase Agreement”), dated as of February 4, 2020, by and between Aimmune and NHSUS. In connection with the extension of the existing strategic collaboration, Aimmune and Nestlé entered into an Amended and Restated Strategic Collaboration Agreement (the “Strategic Collaboration Agreement”), dated as of February 4, 2020. Pursuant to the Purchase Agreement, Aimmune and NHSUS also entered into an Amended and Restated Standstill Agreement (the “Standstill Agreement”) and an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of February 4, 2020. Pursuant to the Strategic Collaboration Agreement, Aimmune and Nestlé (through itself and one or more affiliated entities) agreed to continue to collaborate with one another in connection with the development of Aimmune’s products on substantially the same terms as described above.

Pursuant to the Purchase Agreement, Aimmune agreed to issue and sell to NHSUS (i) 1,000,000 Shares for an aggregate cash purchase price of $31,970,000.00, representing approximately 1.5% of the outstanding Shares, and (ii) 525,634 shares of Series A Convertible Preferred Stock for an aggregate cash purchase price of $168,032,048.95 (collectively, the “NHSc Shares”). The NHSc Shares were issued and sold to NHSUS at a price per share of common stock of $31.97 and a price per share of Series A Convertible Preferred Stock of $319.675.

On April 22, 2020, pursuant to an internal transfer, NHSUS transferred to Nestlé 12,727,113 Shares and 525,634 shares of Series A Convertible Preferred Stock. In connection with the intercompany transfer, Nestlé assumed and agreed to perform and discharge all obligations and liabilities of NHSUS under the Purchase Agreement, Registration Rights Agreement, the Standstill Agreement, the November 2018 purchase agreement, and the 2016 purchase agreement.

Standstill Agreement

The Standstill Agreement provides that, until November 11, 2020, neither Nestlé nor any of its affiliates shall (without the prior written consent of a majority of the members of Aimmune’s Board of Directors who are not affiliated with Nestlé):

a.

effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or in any way advise, assist, knowingly facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause:

i.

any acquisition, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities of Aimmune or any of its subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of Aimmune or any of its subsidiaries, including without limitation any swaps or other derivative arrangements), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions pursuant to any agreement, arrangement or understanding, without the prior consent of the Aimmune Board;

ii.	any tender or exchange offer, merger, consolidation, business combination or acquisition or disposition of assets of Aimmune or any of its subsidiaries;

iii.	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Aimmune or any of its subsidiaries; or

iv.

any “solicitation” of “proxies” (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote any voting securities of Aimmune, or become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 of the Exchange Act) or propose, or solicit stockholders of Aimmune for the approval of, any stockholder proposals with respect to Aimmune or seek to advise or influence any person with respect to the voting of any voting securities of Aimmune;

b.

form, join or in any way participate in a “group” (as defined under the securities laws) with respect to any securities of Aimmune or any securities convertible into Shares or any other voting securities of Aimmune or otherwise act in concert with any person in respect of any such securities;

c.	otherwise act, alone or in concert with others, to seek to control or influence the management, Aimmune Board or policies of Aimmune;

d.

take any action which would reasonably be expected to result in Aimmune or its representatives being obligated to make a public announcement regarding any of the types of matters set forth in the Standstill Agreement;

e.	enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

f.	publicly disclose any intention, plan or arrangement regarding any of the matters referred to above (collectively (a) through (f), the “Standstill Restrictions”).

Notwithstanding the Standstill Restrictions, the Standstill Agreement expressly permits Nestlé Health Science to initiate and engage in confidential discussions with the Aimmune Board regarding a transaction described in clauses (a)(i)-(iii) above.

Following Aimmune’s public announcement of the transactions contemplated by the Merger Agreement, the Standstill Restrictions no longer apply.

In addition, the Standstill Agreement provides for a market standoff provision that restricts Nestlé from engaging in certain transfers of Aimmune’s securities prior to November 11, 2021 (the “Market Standoff Termination Date”). The Standstill Agreement also provides that, in connection with any transaction constituting a change of control of Aimmune approved by the Aimmune Board during the period beginning on the effective date of the Standstill Agreement and ending on the Market Standoff Termination Date, Nestlé shall not seek an appraisal remedy under Section 262 of the DGCL with respect to any Shares held by Nestlé as of the date of the consummation of such change of control transaction.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, Aimmune has agreed to register the resale of all Shares issued to Nestlé and the Shares issuable upon conversion of the shares of Aimmune’s Series A Convertible Preferred Stock owned by Nestlé on a registration statement to be filed with the Securities and Exchange

Commission upon the request of Nestlé, which request cannot be made prior to the 45th day preceding February 4, 2021 (the “Termination Date”). The Registration Rights Agreement contains customary indemnification provisions and terminates if Nestlé fails to request that such Shares be registered within the two (2) year anniversary of the Termination Date or, if earlier, such date that Nestlé and its affiliates own in the aggregate less than 30% of the number of Shares that Nestlé and its affiliates owned in the aggregate as of the date of the Registration Rights Agreement.

Confidentiality Agreement

On July 25, 2020, Nestlé and Aimmune entered into a confidentiality agreement (the “Confidentiality Agreement”) to facilitate certain exploratory discussions between the parties regarding a possible negotiated transaction. Under the Confidentiality Agreement, Nestlé and its affiliates agreed, among other things, to keep confidential (subject to certain exceptions) certain non-public information about Aimmune for a period of three years from the date of the Confidentiality Agreement. On August 20, 2020, Nestlé and Aimmune entered into a letter agreement to supplement the terms of the Confidentiality Agreement in order to comply with the data privacy laws of the European Union’s General Data Protection Regulation in connection with the sharing of information relating to Aimmune’s European operations, including Aimmune’s personnel based in the European Union.

10.	Interests of Certain Aimmune Directors and Executive Officers in the Offer and the Merger

In considering the fairness of the consideration to be received in the Offer and the Merger, the stockholders of Aimmune should be aware that certain directors and executive officers of Aimmune have interests in the Offer and Merger that may present them with certain actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the headings “Item 3. Past Contacts, Transactions, Negotiations and Agreements,” “Item 4. The Solicitation or Recommendation” and “Item 8. Additional Information,” which description and information is incorporated herein by reference.

In addition, as described above, pursuant to the Merger Agreement, Nestlé will, for a period commencing on the Effective Time and ending on December 31, 2021, or, if shorter, during the period of continued employment of the relevant employee, provide or cause its subsidiaries to provide to each Company Employee, (i) annual base salary or wage rate that is at least equal to the base salary or wage rate provided by Aimmune or any of its subsidiaries to such Company Employee immediately prior to the Effective Time, (ii) short-term target cash incentive opportunities that are at least equal to the target cash incentive opportunities provided by Aimmune or any of its subsidiaries to such Company Employee immediately prior to the Effective Time, (iii) other employee benefits (excluding equity or equity based compensation, stock purchase, defined benefit pension, non-qualified deferred compensation, severance and retiree health or welfare benefits), in each case, that (together with any additional cash or other compensation of benefits provided by Nestlé) are substantially comparable, in the aggregate, to the employee benefits provided to the Company Employee as of immediately prior to the Effective Time.

In addition, pursuant to the Merger Agreement, with respect to each cash bonus or cash incentive compensation award granted or payable pursuant to the Bonus Plan (or pursuant to the Equity Plan Bonus Component), whether determined on an individual or an aggregate basis, with respect to which the performance period in the 2020 calendar year, Nestlé will, or will cause the Surviving Corporation or its applicable subsidiaries to, pay bonuses to all Company Employees who are eligible to receive such bonus or award, as determined based on the terms of the Bonus Plan and Equity Plan Bonus Component as administered consistent with Aimmune’s practice prior to the closing, at no less than 80% target levels, with such bonuses to be paid at such times required under the terms of the Bonus Plan and Equity Plan Bonus Component and in accordance with Aimmune’s prior practices, but in no event later than March 15, 2021.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” and not validly withdrawn prior to the Expiration Date in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.”

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other Offer Conditions described in “The Tender Offer—Section 11. Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 11 occur.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect, subject to compliance with the Exchange Act. However, we have agreed in the Merger Agreement that we will not, without the prior written consent of Aimmune, (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, the HSR Condition, the Restraint Condition or the German Regulatory Condition, (v) add to the Offer conditions or amend, modify or supplement any Offer condition in any manner that is or would reasonably be expected to be adverse to the Unaffiliated Stockholders, or (vi) terminate, accelerate, limit or extend the expiration date of the Offer in any manner other than in accordance with the terms of the Merger Agreement.

Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date (and in any event within three business days), we will be required to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer. We are required to extend the Offer if any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by the Merger Agreement and applicable law), for a period of ten business days (or a shorter period agreed by the parties to the Merger Agreement). Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied (other than any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived (to the extent permitted by the Merger Agreement and applicable law), we are required to extend the Offer on one or more occasions, in consecutive increments of ten business days (or a shorter period as agreed to by the parties to the Merger Agreement); provided, however, that we are not required to so extend the Offer if any Offer condition is not capable of being satisfied on or before the Extension Deadline. Notwithstanding the foregoing, if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Tender Condition and any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable law) and the Minimum Tender Condition has not been satisfied, we are not required to extend the Offer for more than two additional consecutive increments of ten business days (or such shorter periods as agreed to by the parties to the Merger Agreement); provided, however, that in no event shall we be required to extend the Offer beyond the Extension Deadline. We are required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or Nasdaq or their respective staff applicable to the Offer. We are not permitted to extend the Offer beyond the Extension Deadline without the prior consent of Aimmune. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least ten business days following such change.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

Any extension or amendment of the Offer, waiver of an Offer Condition, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.

Aimmune has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Aimmune’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the City of New York determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date as promptly as practicable after the Expiration Date (and in any event within three business days thereafter).

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificate or certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in this Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon deposit of such funds with the Depositary, Purchaser’s obligation to make such payments will be satisfied in full, and tendering stockholders must thereafter look only to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including if certificates are submitted for more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased Shares will be returned or credited (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder promptly following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained by DTC.

If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined in this Offer to Purchase), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through nominee stockholders are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Direct Registration Account. If you hold your Shares in a direct registration account maintained by Aimmune’s transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your Direct Registration Book-Entry Shares, you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. In addition, for Aimmune stockholders who hold Direct Registration Book-Entry Shares, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary prior to the Expiration Date. Aimmune stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal. If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, must accompany each delivery of certificates.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Purchaser, Nestlé, Aimmune or the Information Agent. Any certificates delivered to Purchaser, Nestlé, Aimmune or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Other Requirements. Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of  (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares, Letters of Transmittal or Book Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Backup Withholding. U.S. federal backup withholding will apply to payments made in the Offer to each holder of Shares unless (i) the applicable U.S. Holder completes and returns the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. Holder is not subject to backup withholding or (ii) the applicable Non-U.S. Holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. Holder” and “Non-U.S. Holder” and a more detailed discussion of backup withholding, see “The Tender Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Binding Agreement. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Aimmune, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Aimmune.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Nestlé, Purchaser, the Depositary, the Information Agent or any of their respective affiliates or assigns, or any other person will be under any duty to give notification of any defects or irregularities in tenders, or waiver of such defects or irregularities, or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.

4.	Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date (i.e., at any time prior to 12:00 midnight, Eastern time on October 9, 2020, or, in the event the Offer is extended, on such date and time to which the Offer is extended). In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after November 12, 2020, which is the 60th day from the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any tendering holder of Shares to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Nestlé, Purchaser, the Depositary, the Information Agent or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the Expiration Date.

5.	Material United States Federal Income Tax Consequences of the Offer and the Merger

The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or conversion to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws, U.S. federal estate or gift tax laws or the Medicare tax on net investment income. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, person subject to special tax accounting rules under Section 451(b) of the Code, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships and other pass-through entities and investors therein, U.S. Holders who hold their Shares through “controlled foreign corporations” or “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, “S” corporations, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

As used in this discussion, a “U.S. Holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States;

•

an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of Shares (i) that is not a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and (ii) that is not a U.S. Holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the applicable Shares, determined on a per share basis. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each U.S. Holder should consult such U.S. Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the U.S. Holder’s respective different blocks of Shares.

Information Reporting and Backup Withholding. Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided that such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A Non-U.S. Holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Aimmune was a U.S. real property holding corporation (a “USRPHC”) at any time within the shorter of the five-year period ending on the date of such disposition or such holder’s holding period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Aimmune has agreed in the Merger Agreement to provide Nestlé with certificates attesting that Aimmune is not and has not been a USRPHC during the five years prior to the Expiration Date and the Effective Time, respectively, and both Aimmune and Nestlé expect that Aimmune will provide such certificates.

Information Reporting and Backup Withholding. Payments made to Non-U.S. Holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Non-U.S. Holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption from backup withholding. Copies of any information returns relating to cash paid in the Offer and Merger may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

6.	Price Range of Shares; Dividends

According to Aimmune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 27, 2020 with the SEC (the “Aimmune Form 10-K”), the Shares are traded on Nasdaq under the symbol “AIMT.” Aimmune has advised Nestlé that, as of the close of business on August 27, 2020, 65,450,142 Shares were outstanding. The following table sets forth, for the periods indicated, the high and low prices per Share on Nasdaq with respect to periods set forth below and as reported by published financial sources.

	High	Low
Fiscal Year Ended December 31, 2018
First Quarter	$42.00	$29.33
Second Quarter	$34.13	$26.35
Third Quarter	$30.70	$25.76
Fourth Quarter	$36.12	$21.38

Fiscal Year Ended December 31, 2019
First Quarter	$26.68	$20.94
Second Quarter	$24.17	$19.25
Third Quarter	$26.81	$16.95
Fourth Quarter	$33.94	$20.42

Fiscal Year Ended December 31, 2020
First Quarter	$37.00	$10.09
Second Quarter	$19.64	$13.12

On August 28, 2020, the last full trading day prior to the execution of the Merger Agreement, the reported closing sales price per Share on Nasdaq was $12.60 per Share. On September 11, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq was $34.20 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Nestlé and Purchaser have been advised that Aimmune has never declared or paid any dividends. Under the terms of the Merger Agreement, Aimmune is not permitted to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock (including the Shares) or set any record date therefor, without the prior written consent of Nestlé, other than dividends by a direct or indirect wholly owned subsidiary of Aimmune to its parent. See “The Tender Offer—Section 12. Dividends and Distributions.”

7.	Possible Effects of the Offer; Nasdaq Listing; Exchange Act Registration

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following closing of the Offer.

Stock Quotation. The Shares are currently listed on Nasdaq. Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Nestlé. Nasdaq requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the Surviving Corporation to delist the Shares from Nasdaq.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Aimmune to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Aimmune to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to

Aimmune, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of  “affiliates” of Aimmune and persons holding “restricted securities” of Aimmune to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause Aimmune to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.	Certain Information Concerning Aimmune

The following description of Aimmune and its business has been taken from Aimmune’s filings with the SEC and is qualified in its entirety by reference to those filings.

Aimmune is a Delaware corporation with its principal executive office located at 8000 Marina Blvd, Suite 300, Brisbane, CA, 94005. Aimmune’s telephone number at such principal executive office is (650) 614-5220.

Aimmune is a biopharmaceutical company developing and commercializing treatments for potentially life-threatening food allergies. It is estimated that over 30 million people in the United States and Europe have a food allergy, with peanut allergy being the most prevalent and most commonly associated with severe outcomes and life-threatening events. Patients with food allergies are typically counseled to practice strict dietary avoidance. When accidental exposure to food allergens invokes a serious allergic reaction, rescue therapies, such as antihistamines or injectable epinephrine, are the only recourse available. Aimmune’s main therapeutic approach, which it refers to as Characterized Oral Desensitized Immunology Therapy, or CODITTM, is designed to desensitize patients to food allergens and thereby reduce the risk of having an allergic reaction upon accidental exposure or reduce symptom severity should an allergic reaction occur. As a result, Aimmune believes CODIT could contribute to reducing the burden and anxiety experienced by food-allergic patients and their families.

Available Information. Aimmune is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Aimmune’s business, capital structure, operating results, financial condition, directors and officers (including their remuneration and stock options, restricted stock and restricted stock units granted to them), the principal holders of Aimmune securities, any material interests of such persons in transactions with Aimmune, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Aimmune stockholders and filed with the SEC. Such reports, proxy statements and other information are available at the SEC’s Internet web site that contains reports, proxy statements and other information about issuers, such as Aimmune, who file electronically with the SEC. The address of that site is http://www.sec.gov. Aimmune also maintains an Internet website at http://www.aimmune.com. The information contained in, accessible from or connected to Aimmune’s website is not incorporated into, or otherwise a part of, this offer to purchase or any of Aimmune’s filings with the SEC.

Sources of Information. Except as otherwise set forth herein, the information concerning Aimmune contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Aimmune Form 10-K, and other public sources. The information concerning Aimmune taken or derived from such documents and records is qualified in its entirety by reference to Aimmune’s public filings with the SEC (which may be obtained as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of Nestlé, Purchaser, the Information Agent, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Aimmune contained in such documents and records or for any failure by Aimmune to disclose events which may have occurred or may affect the significance or accuracy of any such information. Nestlé, Purchaser, the Information Agent, the Depositary and their respective affiliates have relied upon the accuracy of the information included in such publicly available documents and records and other public sources, and have not made any independent attempt to verify the accuracy of such information.

Financial Information. The audited financial statements of Aimmune as of and for the years ended December 31, 2019 and December 31, 2018 are incorporated herein by reference to the consolidated financial statements of Aimmune included as Item 8 to the Aimmune Form 10-K. The unaudited consolidated financial statements of Aimmune for the six months ended June 30, 2020 and June 30, 2019 are incorporated herein by reference to Item 1 of Part I of Aimmune’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on May 11, 2020 (the “Aimmune Form 10-Q”).

Certain Financial Projections. Although the projections described in “Item 4. The Solicitation or Recommendation—Company Management’s Unaudited Prospective Financial Information” of Aimmune’s Schedule 14D-9 (the “Final Projections”) were not made available to Nestlé prior to August 29, 2020, the date of the Merger Agreement, certain non-public preliminary financial projections from Aimmune management with respect to the fiscal years ended December 31, 2020 through December 31, 2030 (the “Preliminary Projections”) were made available to Nestlé during a presentation by Aimmune management on July 31, 2020, as described in “Special Factors—Section 1. Background,” and were also made available to Nestlé and its representatives in the due diligence data room established by Aimmune.

At the time that the Preliminary Projections were presented to Nestlé, Aimmune’s management advised Nestlé that the Preliminary Projections reflected various assumptions and estimates regarding Aimmune’s business and, among other things, focused on Aimmune’s long-term goals and potential successes, but were not a prediction of success or of Aimmune’s financial results. The Preliminary Projections were not considered by the boards of directors of either Nestlé S.A. or Nestlé in deciding whether to approve the transaction, nor did Nestlé rely on the Preliminary Projections in evaluating the potential transaction with Aimmune. Nestlé’s decision to enter into the Merger Agreement was based on its own analyses of Aimmune’s prospects, supported by Nestlé’s own evaluation of Aimmune’s future performance.

The information about the Preliminary Projections is being provided in this Offer to Purchase solely because the Preliminary Projections were made available to Nestlé and its representatives. None of Purchaser, Nestlé or their respective affiliates, advisors or other representatives (a) considers the Preliminary Projections to be predictive of actual future events, (b) assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Preliminary Projections or (c) has made or makes any representation to any of Aimmune’s stockholders or any other person regarding the Preliminary Projections.

The summary of the Preliminary Projections is not being included in this Offer to Purchase to influence any Aimmune stockholder’s decision whether to tender his, her or its Shares in the Offer, but instead because the Preliminary Projections were made available to Nestlé in connection with its evaluation of the transactions contemplated by the Offer and Merger as described herein. You should note that the Preliminary Projections set forth below constitute forward looking statements. For more information, please see the cautionary statements contained in Aimmune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the SEC and under “Item 8. Additional Information—Cautionary Note Regarding Forward-Looking Statements” in the Schedule 14D-9. Aimmune has advised Nestlé that the Preliminary Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Preliminary Projections set forth below should not be relied upon as necessarily indicative of actual future results, and readers of this Offer to Purchase are cautioned not to place undue reliance on such Preliminary Projections.

(in millions)	2020	2021	2022	2023	2024	2025
Total Revenue	$8	$212	$517	$857	$1,219	$1,682
COGS, R&D and SG&A expenses	$215	$248	$299	$394	$458	$505
Operating Income (Loss)	$(207)	$(36)	$217	$464	$761	$1,177
Other Income (Expense), net	$(10)	$(10)	$(9)	$(7)	$5	$15
Tax	$—	$—	$—	$58	$190	$294
Net Income (Loss)	$(216)	$(46)	$208	$399	$576	$897

	2026	2027	2028	2029	2030
Total Revenue	$2,120	$2,446	$2,797	$3,661	$4,620
COGS, R&D and SG&A expenses	$513	$538	$626	$795	$933
Operating Income (Loss)	$1,607	$1,908	$2,171	$2,865	$3,687
Other Income (Expense), net	$24	$37	$52	$71	$95
Tax	$402	$477	$543	$716	$922
Net Income (Loss)	$1,230	$1,468	$1,681	$2,219	$2,860

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data for the years ended December 31, 2019 and 2018 and six month periods ended June 30, 2020 and June 30, 2019 that follow are extracted from, and should be read in conjunction with, the consolidated financial statements and notes thereto contained in the Aimmune Form 10-K and the Aimmune Form 10-Q. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial conditions and results of operations) and other documents filed by Aimmune with the SEC, and the following is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. See “The Tender Offer—Section 8. Certain Information Concerning Aimmune—Available Information”.

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands, except per share data)
Consolidated statements of comprehensive loss data (unaudited):
Product revenue, net	$575	$—	—	—
Loss from operations	(151,274)	(118,216)	(249,804)	(215,341)
Net loss	(155,676)	(117,144)	(248,497)	(210,752)
Net loss per share, basic and diluted	(2.40)	(1.88)	(3.97)	(3.67)
Weighted average shares used in computing net loss per common share, basic and diluted	64,848	62,178	62,558	57,403

	June 30,		December 31,
	2020	2019	2019	2018
	(in thousands, except per share data)
Consolidated balance sheet data (unaudited):
Cash and cash equivalents	$266,559	$72,564	79,880	107,511
Working capital	280,640	207,320	101,629	274,607
Total assets	365,286	298,776	204,369	339,555
Total liabilities	185,428	93,802	100,345	40,608
Common stock	7	6	6	6
Additional paid-in capital	1,059,968	798,058	828,618	775,283
Accumulated deficit	(880,356)	(593,326)	(724,680)	(476,234)
Total stockholders’ equity	179,858	204,974	104,024	298,947

Ratio of Earnings to Fixed Charges. Aimmune has not publicly disclosed information regarding its ratio of earnings to fixed charges or refer to deficiency. Aimmune has, however, provided the information to Nestlé and Purchaser for the sole purpose of allowing Nestlé and Purchaser to comply with disclosure requirements under the U.S. securities laws. Aimmune’s earnings were insufficient to cover fixed charges for each of the periods in the table below and, accordingly, we have not included a ratio of earnings to fixed charges for these periods. The table below sets forth Aimmune’s deficiency of earnings to cover fixed charges on a historical basis for the periods indicated (in millions).

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018
	(numbers in millions)
Deficiency of Earnings to Cover Fixed Charges	$(156)	(120)	(255)	(215)

Earnings consist of pre-tax loss from operations, fixed charges and amortization of capitalized interest. Fixed charges consist of the sum of  (i) interest expense and (ii) amortized debt discounts and (iii) estimated interest within rental expense.

Book Value Per Share. Aimmune’s book value per share as of June 30, 2020 was $2.54.

9.	Certain Information Concerning Purchaser and Nestlé

Purchaser. Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Nestlé. The principal executive offices of Purchaser are located at 1007 US Highway 202/206, Building JR2, Bridgewater, NJ 08807 and Purchaser’s telephone number at such principal executive offices is (571) 457-5500.

Nestlé. Nestlé is a société anonyme organized under the laws of Switzerland and a wholly owned subsidiary of Nestlé S.A. Nestlé’s principal executive offices are located at Avenue Nestlé, 55, 1800 Vevey, Switzerland, and its telephone number at such principal executive offices is +41 21 924 1111. Nestlé is a part of Nestlé Health Science (NHSc), a global business unit of Nestlé S.A., a leader in the field of nutritional science. NHSc offers an extensive consumer health portfolio of industry-leading medical nutrition, consumer and VMS brands that are science-based solutions covering all facets of health from prevention, to maintenance, all the way through to treatment, in several key areas such as pediatric health, allergy, acute care, oncology, metabolic health, healthy aging, gastrointestinal health, and inborn errors of metabolism.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Nestlé and Purchaser are set forth in Schedule A to this Offer to Purchase.

None of Nestlé, Purchaser or, to the knowledge of Nestlé or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Nestlé and Purchaser have made no arrangements in connection with the Offer and the Merger to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “Special Factors—Section 7. Appraisal Rights; Rule 13e-3.”

10.	Source and Amount of Funds

Nestlé or one of its affiliates will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger, including the related fees and expenses. Nestlé estimates that the total amount of funds necessary to acquire Aimmune pursuant to the Offer and the Merger and to fund payments in respect of outstanding Aimmune Options and Aimmune RSUs will be approximately $2.0 billion, excluding related fees and expenses.

Nestlé and Purchaser intend to finance the acquisition of Shares in the Offer and Merger through cash on hand.

Neither the Offer nor the Merger is subject to any financing condition. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares (other than any Shares owned by Nestlé or its affiliates) solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Dissenting Shares, Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune) for the same cash price in the Merger, subject to any required withholding of taxes.

11.	Conditions of the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Nestlé will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if: (a) there has not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which, when added, without duplication, to the Shares owned by Nestlé and its wholly owned subsidiaries, would represent at least a majority of the Fully Diluted Shares as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) has neither expired nor terminated (the “HSR Condition”); or (c) any of the following conditions has occurred:

(i)    there has been any Restraint in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer (the “Restraint Condition”);

(ii)    the approvals required under any competition, merger control, antitrust, foreign investment or similar law in Germany have not been obtained at or prior to the expiration of the Offer (the “German Regulatory Condition”);

(iii)    (A) any of the representations and warranties of Aimmune contained in the Merger Agreement (other than certain representations and warranties of Aimmune set forth in the first sentence of Section 4.01 (Organization, Standing and Corporate Power), Section 4.03(a) (Capital Structure), Section 4.04 (Authority; Recommendation), Section 4.07(ii) (Absence of Certain Changes), and Section 4.24 (Brokers and Other Advisors) of the Merger Agreement) are not true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (disregarding all references to the term “Material Adverse Effect” and other qualifications based on the word “material”); (B) certain representations and warranties of Aimmune set forth in Section 4.04 (Authority; Recommendation), Section 4.24 (Brokers and Other Advisors) and in the first sentence of Section 4.01 (Organization, Standing and Corporate Power) of the Merger Agreement are not true and correct in all material respects; (C) certain representations and warranties of Aimmune set forth in Section 4.03(a) (Capital Structure) of the Merger Agreement are not true and correct except for de minimis inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate amounts to be paid by Nestlé in connection with the Merger Agreement to increase by more than $2,000,000; and (D) clause (ii) of the representation and warranty of Aimmune set forth in Section 4.07 (Absence of Certain Changes) of the Merger Agreement is not true and correct in all respects, in the case of each of clause (A), (B), (C) and (D), as of the date of the Merger Agreement and as of consummation of the Offer as though made at such time (except to the extent expressly made as of a specific date, in which case as of such specific date) (the foregoing collectively, the “Representations Condition”);

(iv)    Aimmune has failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer (the “Covenant Condition”);

(v)    since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect (as defined in the Merger Agreement and described in more detail under “Special Factors—Section 6. Summary of the Merger Agreement—Representations and Warranties”) (the “MAE Condition”);

(vi)    Aimmune has failed to deliver to Nestlé a certificate executed on behalf of Aimmune by the chief executive officer or the chief financial officer of Aimmune certifying that the Representations Condition, the Covenant Condition and the MAE Condition have been satisfied; or

(vii)    the Merger Agreement has been terminated in accordance with its terms.

The term “Fully Diluted Shares” means, as of any particular time, all issued and outstanding Shares, together with all Shares that Aimmune would be required to issue assuming the conversion or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, but only to the extent so exercisable, convertible or exchangeable prior to consummation of the Merger or exercisable, convertible or exchangeable as a result of the consummation of the Offer or the Merger; provided, however, that Fully Diluted Shares does not include (a) any Shares issuable upon conversion of the Series A Convertible Preferred Stock owned by Nestlé and (b) any unvested stock options to purchase Shares.

The foregoing conditions, which are referred to collectively as the “Offer Conditions,” are in addition to, and not a limitation of, the rights and obligations of Nestlé and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

The foregoing conditions are for the sole benefit of Nestlé and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC and Nasdaq, may be waived by Nestlé and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition, which may not be waived). The failure by Nestlé or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12.	Dividends and Distributions

Under the terms of the Merger Agreement, Aimmune is not permitted to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock (including the Shares) or set any record date therefor, without the prior written consent of Nestlé, other than dividends by a direct or indirect wholly owned subsidiary of Aimmune to its parent.

13.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on our review of Aimmune’s publicly available SEC filings and other information regarding Aimmune, we are not aware of any governmental licenses or regulatory permits that appear to be material to the business of Aimmune and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Aimmune or our business or that certain parts of Aimmune or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 11. Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder, the purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by Nestlé, as the parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Nestlé and Aimmune filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on September 3, 2020. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., Eastern time, on September 18, 2020 unless (i) Nestlé withdraws and resubmits its Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division under the applicable FTC regulations allowing for a second 15 calendar day waiting period; (ii) the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time or (iii) the FTC and the Antitrust Division earlier terminate such waiting period before its expiration. If the FTC or the Antitrust Division were to issue a Second Request within the prescribed time period, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Nestlé with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the closing of the transaction could be stayed only be a court or administrative order. Nestlé also may agree with the FTC or the Antitrust Division that it will not close the transaction for a certain amount of time in order to allow the completion of its antitrust review. Complying with a Second Request can take a significant period of time. Although Aimmune is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Aimmune’s failure to make those filings nor a Second Request or Civil Investigative Demand issued to Aimmune from the FTC or the Antitrust Division will extend the waiting periods with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Nestlé owns at least 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser’s proposed acquisition of Aimmune. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Nestlé, Purchaser, Aimmune, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although Nestlé, Purchaser and Aimmune believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is subject to a Restraint Condition by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See “The Tender Offer—Section 11. Conditions of the Offer.”

Based on a review of the information currently available about the businesses in which Aimmune and its subsidiaries are engaged, a pre-merger notification filing is required to be made to the German Federal Cartel Office (“FCO”). Under the antitrust and competition laws of the Federal Republic of Germany, the acquisition of the Shares by Purchaser pursuant to the Offer may not be consummated until the FCO has provided written clearance or the waiting period of one (1) month after submission of a complete notification has expired without the FCO having prohibited the transaction. The required pre-merger notification filing was made with the FCO on September 8, 2020, and the waiting period with respect to the Offer and Merger is scheduled to expire on October 8, 2020, unless earlier terminated by the FCO and absent an investigation commenced by the FCO. The commencement of such formal investigation would extend the waiting period up to four (4) months from the date of receipt by the FCO of the complete notification; further extensions of the waiting period would only be possible with the consent of the parties or in the event that the parties do not properly comply with their duty to provide information upon request from the FCO. The completion of the Offer and Merger without clearance from the FCO could result in administrative penalties under German competition law, and the Offer and Merger could be deemed invalid by the FCO. If the FCO determines that the acquisition of Shares in the Offer or the Merger would significantly impede effective competition, and particularly if it determines that such acquisition would lead to the creation or strengthening of a dominant market position, the FCO may prohibit the acquisition of the Shares in the Offer or the Merger or impose other conditions or remedies, including divestitures. Although Nestlé and Purchaser believe that the consummation of the Offer will not violate any German antitrust or competition laws, Nestlé and Purchaser cannot be certain that the necessary approvals will be granted or that the required waiting period will expire, and if such approval is granted or waiting period is expired, Nestlé and Purchaser cannot be certain as to the date of those approvals or expiration. Transactions such as the acquisition of the Shares pursuant to the Offer frequently are scrutinized by foreign antitrust authorities. Therefore, there can be no assurance that a challenge to the Offer under foreign antitrust or competition grounds will not be made, or, if such challenge is made, the result thereof.

State Takeover Laws. A number of states (including Delaware, where Aimmune is incorporated, and California, where its principal executive offices are located) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined in Section 203 of the DGCL) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such time. Aimmune has represented to Nestlé and Purchaser in the Merger Agreement that Aimmune and the Aimmune Board have taken all action necessary to exempt the Merger Agreement and the transactions contemplated thereby from the restrictions on business combinations and voting requirements set forth in Section 203 of the DGCL, and that no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under any applicable law is applicable to the Merger Agreement or the transactions contemplated thereby. Accordingly, no state takeover laws should have the effect of precluding the Offer or the Merger.

Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 11. Conditions of the Offer.”

Litigation. None.

14.	Fees and Expenses

Nestlé retained BofA Securities to act as financial advisor to Nestlé with respect to a potential transaction with Aimmune. Nestlé has agreed to pay BofA Securities for its services in connection with the Offer and the Merger a fee of $10.5 million all of which is contingent upon consummation of the Offer. In addition, Nestlé also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement, and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

From time to time during the negotiations described above under “Special Factors—Section 1. Background” upon the request by senior management of Nestlé, representatives of BofA Securities provided strategic advice, and consulted with, senior management of Nestlé with respect to the potential transaction with Aimmune. In addition, representatives of BofA Securities assisted the management of Nestlé in compiling and analyzing certain publicly available data and certain information provided by the management of Nestlé and by the management of Aimmune. In addition, BofA Securities acted as a liaison for Nestlé to the financial advisors engaged by Aimmune.

BofA Securities was not engaged to, and did not, render an opinion as to the fairness, from a financial point of view, of the Offer Price to the stockholders of Aimmune or to Nestlé. In that regard, BofA Securities did not express any opinion or view as to any consideration received in connection with the Offer and the Merger by the holders of any class of securities, creditors or other constituencies of any party. BofA Securities also did not express any opinion or view as to any of the terms or other aspects or implications of the Offer and Merger or any arrangements, agreements or understandings entered into in connection with or related to the Offer, Merger or otherwise.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Nestlé, Aimmune and certain of their respective affiliates.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for fees and reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services provided by the Information Agent, it may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

The following is an estimate of fees and expenses to be incurred by Nestlé and Purchaser in connection with the Offer and the Merger. Aimmune will not pay any of the fees and expenses to be incurred by Nestlé and Purchaser.

SEC filing fee	$258,402
HSR filing fee	$280,000
FCO filing fee	$13,000
Depositary costs	$17,000
Information agent fees	$9,500
Financial advisor fees and expenses	$10,500,000
Related financial services	$1,000,000
Legal fees and expenses	$3,500,000
Printing and related fees	$206,000

Total	$15,783,902

15.	Miscellaneous

The Offer is being made to the Unaffiliated Stockholders. We are not aware of any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Aimmune has filed the Schedule 14D-9 (including exhibits) and the Schedule 13E-3 in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9, the Schedule 13E-3 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Aimmune.”

No person has been authorized to give any information or make any representation on behalf of Purchaser or Nestlé not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Nestlé, Purchaser, Aimmune, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Nestlé, Purchaser, Aimmune or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Neither the Offer, nor this Offer to Purchase, nor the Letter of Transmittal constitutes a solicitation of proxies for any meeting of Aimmune stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

SPN MergerSub, Inc.

September 14, 2020

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF NESTLÉ AND PURCHASER

Nestlé

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Nestlé. Except as otherwise noted, positions specified are positions with Nestlé. The business address of each of the persons listed below is Avenue Nestlé, 55, 1800 Vevey, Switzerland.

Name	Principal Employment	Citizenship
1. Stefan Helfenstein	Stefan Helfenstein, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as Chairman of the board of Société des Produits Nestlé S.A. and as Head of Group Accounting and Reporting.	Swiss

2. Michèle Burger	Michèle Burger, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Director of Société des Produits Nestlé S.A. and as General Corporate Counsel.	Swiss

3. José Checa Cortés	José Checa Cortés, has been employed by Société des Produits Nestlé S.A. since February 2016 and currently serves as a Director of Société des Produits Nestlé S.A. and as General Counsel of Brand, Marking Properties and Licensing. Mr. Checa was IP Counsel (EMEA) for DuPont de Nemours International S.A. from February 2009 to January 2016.	Spanish

4. Thomas Hauser	Thomas Hauser, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Director of Société des Produits Nestlé S.A. and as Head of Global Product and Technology Development.	Swiss

5. Blaise Revillard	Blaise Revillard, has been a Director of Société des Produits Nestlé S.A. since August 2019 and currently serves as Head of Group Portfolio Strategy and Business Development.	French

6. Philippe Vossen	Philippe Vossen, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Director of Société des Produits Nestlé S.A. and as Head of Human Resource.	Belgian

7. Silvan Jampen	Silvan Jampen, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as Secretary (non-Director) of Société des Produits Nestlé S.A. and as Senior Corporate Counsel.	Swiss

Name	Principal Employment	Citizenship
8. Michel Gardet	Michel Gardet, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as Senior Vice President of Société des Produits Nestlé S.A. and as Global Head of Business Operations at Nestlé Health Science.	French

9. Olivier Ballevre	Olivier Ballevre, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Vice President of Société des Produits Nestlé S.A.	French

10. Trevor Douglas Brown	Trevor Douglas Brown, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Vice President of Société des Produits Nestlé S.A and as General Counsel for Europe, Middle East and Africa.	Swiss

11. Harold Humbert	Harold Humbert, has been employed by Société des Produits Nestlé S.A. currently serving as a Vice President of Société des Produits Nestlé S.A and as a Head of F&C Zone EMENA during the past five years.	French

12. Claudio Kuoni	Claudio Kuoni, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Vice President of Société des Produits Nestlé S.A and as a Head of F&C Zone.	Swiss

13. Damien Tissot	Damien Tissot, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Vice President of Société des Produits Nestlé S.A and as Head of Engineering & IHDS Manufacturing.	French

Purchaser

Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Nestlé.

Name	Address	Principal Employment	Citizenship
1. Claudio Kuoni	Avenue Nestlé, 55, 1800 Vevey, Switzerland	Claudio Kuoni, has been employed by Société des Produits Nestlé S.A. during the past five years and currently serves as a Vice President of Société des Produits Nestlé S.A. and as a Head of F&C Zone EMENA.	Swiss

2. Eric Bouchard	Avenue Nestlé, 55, 1800 Vevey, Switzerland	Eric Bouchard, has been employed by Nestlé Health Science since May 2018 and currently serves as Chief Financial Officer. From 2015 to 2018, Mr. Bouchard was Chief Financial Officer of Atrium Innovations, Inc.	Canadian

3. James Pepin	1007 US Highway 202/206 Building JR2, Bridgewater, NJ 08807	James Pepin, has been employed by Nestlé HealthCare Nutrition Inc. during the past five years and currently serves as Vice President of Nestlé HealthCare Nutrition Inc. and as General Counsel.	US

4. Andrew Glass	Andrew Glass, Building 2, 900 Long Ridge Road, Stamford, CT 06902	Andrew Glass, has been employed by Nestlé USA Inc. during the past five years and currently serves as Vice President of Nestlé USA Inc, and as Deputy General Counsel and Head of Acquisitions, Business Development and Commercial Transactions during the past year, and as Head of M&A during the preceding four years.	US

SCHEDULE B

SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY NESTLÉ, PURCHASER AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth (i) certain information with respect to the Shares beneficially owned by Nestlé, Purchaser and, to the best of their knowledge, their respective directors and officers, and (ii) the purchases of Shares by Nestlé, Purchaser and, to the best of their knowledge, their respective directors and officers, during the past sixty days. The security ownership information in the table below is given as of September 14, 2020 and, in the case of percentage ownership information, is based on 66,084,744 Shares outstanding as of September 11, 2020, based on information provided by Aimmune. Beneficial ownership is determined in accordance with the rules of the SEC (except as noted below):

Security Ownership
Person	Number[1]	Percent	Transactions in Past 60 Days
Nestlé	12,813,247	19.4%	—
Purchaser	—	—	—
Stefan Helfenstein	—	—	—
Michèle Burger	—	—	—
José Checa Cortés	—	—	—
Thomas Hauser	—	—	—
Blaise Revillard	—	—	—
Philippe Vossen	—	—	—
Silvan Jampen	—	—	—
Michel Gardet	—	—	—
Olivier Ballevre	—	—	—
Trevor Douglas Brown	—	—	—
Harold Humbert	—	—	—
Claudio Kuoni	—	—	—
Damien Tissot	—	—	—
Eric Bouchard	—	—	—
James Pepin	—	—	—
Andrew Glass	—	—	—

[1]	Includes (a) 10,192 Shares and (b) 75,942 Shares that may be acquired pursuant to the exercise of Aimmune Options within 60 days of the date hereof, in each case held by Greg Behar.

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SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder of Aimmune or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer Is:

Equiniti Trust Company

***If delivering by mail: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	***If delivering by hand, or overnight courier: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

Call Toll Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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